UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the Appropriate Box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

DARIOHEALTH CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DarioHealth Corp.

322 W. 57th St.

New York, New York 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Wednesday, July 23, 2025

You are cordially invited to attend an annual meeting of the stockholders (the “Meeting”) of DarioHealth Corp. (the “Company”), which will be held at 4:00 p.m. (Israel Time) on Wednesday, July 23, 2025, at our Israeli office, located at 5 Tarshish St., 2nd Floor, Caesarea Industrial Park, 3088900, Israel. We intend to hold the annual meeting for the following purposes:

1.	To re-elect Hila Karah, Dennis Matheis, Dennis M. McGrath, Erez Raphael, Yoav Shaked, Lawrence Leisure and Adam K. Stern as directors to serve on the Company’s Board of Directors (the “Board”) for a one-year term that expires at the 2026 Annual Meeting of Stockholders, or until their successors are elected and qualified or until their earlier resignation or removal;

2.	To ratify the appointment by the Audit Committee of the Board of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;

3.	To consider and vote to amend and restate the Company’s 2020 Equity Compensation Plan, as amended;

4.	To authorize the Board to amend the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding shares of common stock, $0.0001 par value per share (the “Common Stock”), at a ratio of not less than one (1) to two (2) and not greater than one (1) to twenty five (25), to be implemented no later than September 15, 2025, as determined by the Board in its sole discretion;

5.	To approve an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares Common Stock from one hundred sixty million (160,000,000) shares, $0.0001 par value per share, to four hundred million (400,000,000) shares, $0.0001 par value per share; and

6.	To transact any other business as may properly come before the Meeting or any adjournments thereof.

All stockholders are cordially invited to attend the Meeting. If your shares are registered in your name, please bring the admission ticket attached to your proxy card. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or proof that you own shares of the Company, you will not be admitted to the Meeting.

The Board has fixed the close of business on May   , 2025 as the record date for the Meeting. Only stockholders on the record date are entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b).

Your vote is important regardless of the number of shares you own. The Company requests that you complete, sign, date and return the enclosed proxy card without delay in the enclosed postage-paid return envelope, even if you now plan to attend the Meeting. You may revoke your proxy at any time prior to its exercise by delivering written notice or another duly executed proxy bearing a later date to the Secretary of the Company, or by attending the Meeting and voting in person.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on July 23, 2025

The proxy statement, proxy card and Annual Report are also available at

http://www.dariohealth.com/DH2025Proxy.pdf

Stockholders may also obtain additional paper or e-mail copies of these materials at no cost by writing to
DarioHealth Corp., 322 W. 57th St., New York, New York, 10019, and/or via electronic mail to ir@dariohealth.com,

Attention: Secretary.

Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders over the internet. You may also have access to the materials for the Meeting by visiting the website: https://dariohealth.investorroom.com. You may also cast your vote by visiting www.proxyvote.com if you hold your shares in “street name,” or www.vstocktransfer.com/proxy if you are a registered stockholder. You may also authorize a proxy to vote your shares over the internet. In order to vote over the internet, you must have your stockholder identification number, which is set forth in the Notice of Internet Availability of Proxy Materials mailed to you. You may also request a paper proxy card to submit your vote by mail. If you have any questions regarding the completion of the enclosed proxy card or would like directions to the Meeting, please call (972)-4770-6377, and/or via electronic mail to ir@dariohealth.com. You may also find directions at https://dariohealth.investorroom.com/SECFilings.

By order of the Board,

/s/ Erez Raphael
Erez Raphael
Chief Executive Officer

Caesarea, Israel

May        , 2025

IMPORTANT: In order to secure a quorum and to avoid the expense of additional proxy solicitation, please either vote by internet or sign, date and return your proxy promptly in the enclosed envelope even if you plan to attend the Meeting personally. Your cooperation is greatly appreciated.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

PROXY STATEMENT

DarioHealth CORP.

ANNUAL MEETING OF STOCKHOLDERS

to be held at 4:00 p.m. (Israel Time) on July 23, 2025

5 Tarshish St., 2nd Floor,

Caesarea Industrial Park, 3088900, Israel

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?

This Proxy Statement describes the proposals on which our Board of Directors (the “Board”) would like you, as a stockholder, to vote at an annual meeting of the stockholders (the “Meeting”), which will take place at 4:00 p.m. (Israel Time) on Wednesday, July 23, 2025, at our Israeli office, located at 5 Tarshish Street, 2nd floor, Caesarea Industrial Park, 3088900, Israel.

This Proxy Statement also gives you information on these proposals so that you can make an informed decision. We intend to mail this Proxy Statement and accompanying proxy card on or about June 6, 2025, to all stockholders of record entitled to vote at the Meeting.

In this proxy statement, we refer to DarioHealth Corp. as the “Company”, “we”, “us” or “our” or similar terminology.

Website addresses included in this proxy statement are textual references only, and the information in any website is not incorporated by reference into this proxy statement.

How many shares must be present in order to hold the Meeting?

Our Bylaws provide that a quorum shall consist of the holders of thirty-three and one-third (33 1/3rd) of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy at the Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Meeting in person or represented by proxy. On May 29, 2025 (the “Record Date”), there were 44,449,424 shares of our common stock, $0.0001 par value per share (the “Common Stock”), 1,882 shares of Series A-1 Convertible Preferred Stock (convertible into 464,693 shares of Common Stock), with a conversion price of $4.05 per share (the “Series A-1 Preferred Stock”), 4,946 shares of Series B-1 Convertible Preferred Stock (convertible into 1,483,503 shares of Common Stock), with a conversion price of $3.334 per share (the “Series B-1 Preferred Stock”), 16,912 shares of Series C Convertible Preferred Stock (convertible into 8,388,352 shares of Common Stock), with a conversion price of $2.02 per share (the “Series C Preferred Stock”), 4,000 shares of Series C-1 Convertible Preferred Stock (convertible into 1,984,000 shares of Common Stock), with a conversion price of $2.02 per share (the “Series C-1 Preferred Stock”), 1,115 shares of Series C-2 Convertible Preferred Stock (convertible into 521,820 shares of Common Stock), with a conversion price of $2.14 per share (the “Series C-2 Preferred Stock”), 7,055 shares of Series D Preferred Stock (convertible into 9,665,350 shares of Common Stock), with a conversion price of $0.73 per share (the “Series D Preferred Stock”), 11,750 shares of Series D-1 Preferred Stock (convertible into 16,097,500 shares of Common Stock), with a conversion price of $0.73 per share (the “Series D-1 Preferred Stock”), 4,950 shares of Series D-2 Preferred Stock (convertible into 5,964,750 shares of Common Stock), with a conversion price of $0.83 per share (the “Series D-2 Preferred Stock”) and 1,850 shares of Series D-3 Preferred Stock (convertible into 2,229,250 shares of Common Stock), with a conversion price of $0.83 per share (the “Series D-3 Preferred Stock”).

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Each share of Common Stock and preferred stock, except for the Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, and Series D-3 Preferred Stock is entitled to one vote per share on an as-converted basis. The Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, and Series D-3 Preferred Stock do not possess any voting rights.

Thus, the holders of the aggregate number of 22,997,026 shares of Common Stock, inclusive of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock and Series D-2 Preferred Stock (on an as-converted basis) must be present in person or represented by proxy at the Meeting to have a quorum. If such quorum shall not be present or represented, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the Meeting, without notice other than announcement at the Meeting, until a quorum shall be present or represented. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Meeting. Abstentions may be specified on all proposals. Abstentions and broker non-votes will be counted towards the quorum requirement. Submitted proxies which are left blank will also be counted as present for purposes of determining a quorum but are not counted for purposes of determining whether a proposal has been approved in matters where the proxy does not confer the authority to vote on such proposal, and thus have no effect on its outcome.

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Who can vote at the Meeting?

Stockholders who owned shares of our Common Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock, Series D-2 Preferred Stock on the Record Date may attend and vote at the Meeting. There were 44,449,424 shares of Common Stock, 16,912 shares of Series C Preferred Stock (convertible into 8,388,352 shares of Common Stock), 1,115 shares of Series C-2 Preferred Stock (convertible into 521,820 shares of Common Stock), 7,055 shares of Series D Preferred Stock (convertible into 9,665,350 shares of Common Stock), and 4,950 shares of Series D-2 Preferred Stock (convertible into 5,964,750 shares of Common Stock), outstanding on the Record Date. All shares of Common Stock and preferred stock, aside from the Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, and Series D-3 Preferred Stock, have one vote per share and vote together as a single class. The Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, and Series D-3 Preferred Stock do not possess any voting rights. Information about the stockholdings of our directors and executive officers is contained in the section of this Proxy Statement entitled “Beneficial Ownership of Principal Stockholders, Officers and Directors” on page 45 of this Proxy Statement.

What is the proxy card?

The proxy card enables you to appoint Erez Raphael, our Chief Executive Officer, and/or Chen Franco-Yehuda, our Chief Financial Officer, Secretary and Treasurer, as your representative at the Meeting. By completing and returning the proxy card or voting online as described herein, you are authorizing these persons to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, please complete and return your proxy card before the Meeting date just in case your plans change. If a proposal comes up for vote at the Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

What am I voting on?

You are being asked to vote:

1.	To re-elect Hila Karah, Dennis Matheis, Dennis M. McGrath, Erez Raphael, Yoav Shaked, Lawrence Leisure and Adam K. Stern as directors to serve on the Company’s Board for a one-year term that expires at the 2026 Annual Meeting of Stockholders, or until their successors are elected and qualified or until their earlier resignation or removal (the “Election of Directors Proposal”);

2.	To ratify the appointment by the Audit Committee of the Board of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited (the “Auditor”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;

3.	To consider and vote to amend the Company’s 2020 Equity Compensation Plan, as amended (the “2020 Equity Incentive Plan” and the “Incentive Plan Proposal” respectively)

4.	To authorize the Board to amend the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock at a ratio of not less than one (1) to two (2) and not greater than one (1) to twenty five (25), to be implemented no later than September 15, 2025, as determined by the Board in its sole discretion (the “Reverse Stock Split Proposal”);

5.	To approve an amendment to the Articles of Incorporation of the Company to increase the number of authorized Common Stock from one hundred sixty million (160,000,000) shares, $0.0001 par value per share, to four hundred million (400,000,000) shares, par value $0.0001 par value per share (the “Increase in Authorized Shares Proposal”); and

6.	To transact any other business as may properly come before the Meeting or any adjournments thereof.

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How does the Board recommend that I vote?

Our Board unanimously recommends that the stockholders vote “FOR” all proposals being put before our stockholders at the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If, on the Record Date, your shares were registered directly in your name with our transfer agent, VStock Transfer LLC, you are a “stockholder of record” who may vote at the Meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us or to vote in person at the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card to ensure that your vote is counted.

Beneficial Owner

If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement; however, you will not be able to vote in person at the Meeting.

How do I vote?

(1)       You may vote by mail. You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If we receive your proxy card prior to the Meeting and if you mark your voting instructions on the proxy card, your shares will be voted:

●	as you instruct, and

●	according to the best judgment of the proxies if a proposal comes up for a vote at the Meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

●	for the Election of Directors Proposal;

●	for the ratification of the appointment of the Auditor as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

●	for the Incentive Plan Proposal;

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●	for the Reverse Stock Split Proposal;

●	for the Increase in Authorized Shares Proposal; and

●	according to the best judgment of either Mr. Raphael or Ms. Franco-Yehuda if a proposal comes up for a vote at the Meeting that is not on the proxy card.

(2)       You may vote in person at the Meeting. We will pass out written ballots to anyone who wants to vote at the Meeting. However, if you hold your shares in street name, you must bring to the Meeting a valid proxy from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares. Holding shares in street name means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name. We encourage you to examine your proxy card closely to make sure you are voting all of your shares in the Company.

(3)       You may vote online. You may also have access to the materials for the Meeting by visiting the website: https://dariohealth.investorroom.com. You may also cast your vote by visiting www.proxyvote.com if you hold your shares in “street name,” or www.vstocktransfer.com/proxy if you are a registered stockholder.

What does it mean if I receive more than one proxy card?

You may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting. You may do this by:

●	sending a written notice to Chen Franco-Yehuda, our corporate Secretary, stating that you would like to revoke your proxy of a particular date;

●	signing another proxy card with a later date and returning it before the polls close at the Meeting; or

●	attending the Meeting and voting in person.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend and vote at the Meeting, you must bring to the Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in street name or in your name and you do not sign and return your proxy card, your shares will not be voted unless you vote in person at the Meeting.

How are votes counted?

You may vote “for,” “against,” or “abstain” on each of the proposals being placed before our stockholders. Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present at the Meeting.

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What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes. Proposals No. 1, and 3, are non-routine proposals; therefore, your broker, bank or other agent is not entitled to vote your shares on Proposals No. 1, and 3 without your instructions.

Our management believes that Proposals 2, 4 and 5 are “routine” matters for which brokers will have authority to vote your shares at the Meeting if you do not give instruction on how to vote your shares. Consequently, if customers do not give any direction, brokers will be permitted to vote your shares at the Meeting in relation to these matters. Nevertheless, we encourage you to submit your voting instructions to your broker to ensure your shares are voted at the Meeting.

How many votes are required to elect the Director Nominees as directors of the Company?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock and preferred stock represented in person or by proxy and entitled to vote is required for approval of the election of each of the Director Nominees. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the election of directors. Broker non-votes will not affect the outcome of the vote on this matter.

How many votes are required to ratify the Company’s independent public accountants?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock and preferred stock represented in person or by proxy and entitled to vote is required to ratify the Auditor as our independent registered public accounting firm for the year ending December 31, 2025. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the ratification of our independent public accountants. There are no broker non-votes on this matter since it is a “routine” matter.

How many votes are required to approve the Incentive Plan Proposal?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock represented in person or by proxy and entitled to vote is required for approval of the Incentive Plan Proposal. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the approval of the Incentive Plan Proposal. Broker non-votes will not affect the outcome of the vote on this matter.

How many votes are required to approve the Reverse Stock Split Proposal?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock and preferred stock (voting together as a single class) represented in person or by proxy and entitled to vote is required for approval of the Reverse Stock Split Proposal. Abstentions are considered present for purposes of establishing a quorum as to this matter but will have no effect on the approval of the Reverse Stock Split Proposal. Broker non-votes are considered present for purposes of establishing a quorum as to this matter but will not affect the outcome of the vote on this matter.

How many votes are required to approve the Increase in Authorized Shares Proposal?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock and preferred stock (voting together as a single class) represented in person or by proxy and entitled to vote is required for approval of the Increase in Authorized Shares Proposal and the affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock (voting separately as a class) represented in person or by proxy. Abstentions by holders of Common Stock are considered present for purposes of establishing a quorum as to this matter but will have no effect on the approval of the Increase in Authorized Shares Proposal. Broker non-votes with respect to Common Stock are considered present for purposes of establishing a quorum as to this matter but will not affect the outcome of the vote on this matter.

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What happens if I don’t indicate how to vote my proxy?

If you just sign your proxy card without providing further instructions, your shares will be counted as a “for” vote for all of the proposals being placed before our stockholders at the Meeting.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the Meeting?

We will announce preliminary voting results at the Meeting and file a Current Report on Form 8-K announcing the final voting results of the Meeting.

Who can help answer my questions?

You can contact our Chief Financial Officer, Secretary and Treasurer, Chen Franco-Yehuda, at (972) 4770-6377 or by sending a letter to Ms. Franco-Yehuda at offices of the Company at 322 W. 57th St., New York, New York 10019, with any questions about proposals described in this Proxy Statement or how to execute your vote.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

No Right of Appraisal

None of Delaware law, our Certificate of Incorporation or our Bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals to be voted upon at this Meeting. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF PROPOSALS 1, 2, 3, 4, AND 5.

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PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

The Board has nominated the Director Nominees, each of whom currently serves as a director, to stand for election at the Meeting. Stockholders will be asked to elect each of the Director Nominees, each to hold office until the 2026 Annual Meeting of Stockholders or until his or her successor is elected and qualified or until his or her earlier resignation or removal. The enclosed proxy, if returned, and unless indicated to the contrary, will be voted for the election of each of the Director Nominees.

We have been advised by each of the Director Nominees that they are willing to be named as a nominee and each are willing to continue to serve as a director if elected. If some unexpected occurrence should make necessary, in the discretion of the Board, the substitution of some other person for the nominees, it is the intention of the persons named in the proxy to vote for the election of such other person as may be designated by the Board.

Board Qualifications

We believe that the collective skills, experiences and qualifications of our directors provide our Board with the expertise and experience necessary to advance the interests of our stockholders. While the Nominating and Corporate Governance Committee of our Board does not have any specific, minimum qualifications that must be met by each of our directors, the Nominating and Corporate Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for each member of the Board. In addition to the individual attributes of each of our current directors described below, we believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, exhibit commitment to enhancing stockholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on their past experience.

Nominee and Executive Officer Information

Listed below are the names of the directors and executive officers of the Company, their ages as of the Record Date and positions held:

Name	Age	Position(s)
Erez Raphael	51	Chief Executive Officer and Director
Chen Franco-Yehuda	41	Chief Financial Officer, Treasurer and Secretary
Steven Nelson	52	Chief Commercial Officer
Yoav Shaked	53	Chairman of the Board
Dennis Matheis	64	Director
Hila Karah	56	Director
Lawrence Leisure	74	Director
Dennis M. McGrath	68	Director
Adam Stern	60	Director

Erez Raphael has served as our Chief Executive Officer since August 9, 2013. Mr. Raphael served as Chairman of the Board from November 2014 to July 2018, and as a director from November 2014 to the present. He previously and until October 2012 served as our Vice President of Research and Development. Mr. Raphael has over 17 years of industry experience, having been responsible in his career for product delivery, technology and business development. Prior to joining us, from 2010 to 2012, Mr. Raphael served as Head of Business Operations for Nokia Siemens Networks, where he was responsible for establishing and implementing a new portfolio business unit directed towards marketing and sales of complimentary products. Prior to that, from 1998 to 2010, he held increasingly senior positions at Amdocs Limited (Nasdaq: DOX) where he was ultimately responsible for advising the Chief Technology Officer and implementing matters of overall business strategy. Mr. Raphael holds a B.A. in economics and business management from Haifa University. We believe Mr. Raphael is qualified to serve on our Board because of his extensive experience with technology companies and in sales and marketing.

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Chen Franco-Yehuda has served as the Company’s Chief Financial Officer, Treasurer and Secretary, since May 15, 2025. Prior to joining our company, Ms. Franco-Yehuda served as Chief Financial Officer, Treasurer and Secretary of Pluri Inc. (Nasdaq, TASE: PLUR), from March 2019 to October 2024. Prior to that, Ms. Franco-Yehuda served as Pluri’s Head of Accounting and Financial Reporting since July 2016, and Pluri’s Corporate Controller since May 2013. Before joining Pluri, from October 2008 to April 2013, Ms. Franco-Yehuda served as a manager of audit groups relating to public and private companies in various industries at PricewaterhouseCoopers (PwC) and also as a lecturer of accounting classes at the Open University of Israel from 2009 to 2014. Ms. Franco-Yehuda also serves as a board member and a member of the audit and compensation committee at Brenmiller Energy Ltd. (Nasdaq: BRNG). Ms. Franco-Yehuda holds a bachelor's degree in economics and accounting with high honors from Haifa University and is a certified public accountant in Israel.

Steven C. Nelson has served as our Chief Commercial Officer since June 5, 2024. From October 2018 to September 2023, Mr. Nelson served as President and Chief Executive Officer of Contigo Health, a Premier Inc. subsidiary, where he previously served as Chief Operating Officer from 2017 to 2018, Vice President of Strategy, Planning, & Innovation from 2015 to 2016 and Chief of Staff in 2016. From 2007 to 2014, he served as Senior Vice President of Strategy, Product, & Marketing at Highmark Inc., a healthcare company. Prior to Highmark, from 2012 to 2014, he served as the Senior Vice President of Executive Oversight at Allegheny Health Network, a healthcare company. Earlier in his career, Mr. Nelson was a Senior Vice President for GNC Holdings, LLC, General Manager of Brand Marketing and Promotions for MET-Rx Nutrition Inc., Vice President of International Marketing for 141 Communicator, and Director of Marketing & Omnicom Integration for GMR Marketing LCC. Mr. Nelson holds a Bachelor of Science in education from the University of Pittsburgh at Johnstown and a Master of Arts in business administration from Ohio University.

Yoav Shaked has served as the Chairman of our Board since July 5, 2018. Since 2011, Mr. Shaked has served as a partner at Sequoia Capital, a leading global venture capital firm. In 2005, he co-founded Medpoint Ltd., a private medical device distribution company offering a wide range of medical products. Previously, he founded and served as Chief Executive Officer of Y-Med Inc. from May 2004 until its sale to C.R. Bard, Inc. in November 2009. After the sale of Y-Med Inc., Mr. Shaked served as the director of research at ThermopeutiX, a developer of innovative products for strokes and peripheral artery diseases. Mr. Shaked currently serves on the board of directors of several biotechnology companies, including Endospan Ltd., Vibrant  Ltd., G&G Biotechnology Ltd., and Orasis Pharmaceuticals, Ltd., the latter of which he serves as Chairman of the board. Mr. Shaked has a B.A. in biology from The Hebrew University of Jerusalem. We believe that Mr. Shaked is qualified to serve as Chairman of the Board because of his extensive experience both in biotechnology companies and in the venture capital realm.

Dennis Matheis has been a director of our company since July 2, 2020. Mr. Matheis spent nearly 30 years in various senior leadership roles in health insurance and healthcare. Since September 2022 he serves as the President and Chief Executive Officer of Sentara Healthcare, Inc. Prior to that, he served for 5 years as the President of Optima Health, Inc. and spent 13 years in leadership roles at Anthem, Inc., serving as President of Central Region and Exchanges encompassing six states and representing $12 billion in annual revenue. Mr. Matheis also served in senior leadership roles at Anthem Blue Cross and Blue Shield of Missouri, CIGNA Healthcare and Humana Health Plan, as well as Advocate Health Care in Chicago. Mr. Matheis has a B.S. in accounting from the University of Kentucky and practiced as a Certified Public Accountant before entering the healthcare industry. We believe that Mr. Matheis is qualified to serve on our Board because of his experience in the healthcare business.

Hila Karah has been a director of our company since November 23, 2014. Ms. Karah is an independent business consultant and an investor in several high-tech, biotech, and internet companies. From 2006 to 2013, she served as a partner and Chief Investment Officer of Eurotrust Ltd., a family office. From 2002 to 2005, she served as a research analyst at Perceptive Life Sciences Ltd., a New York-based hedge fund. Prior to that, Ms. Karah served as research analyst at Oracle Partners Ltd., a health care-focused hedge fund. Ms. Karah has served as a director in several private and public companies including Intec Pharma, since 2009 and Cyren Ltd since 2008. Ms. Karah holds a B.A. in molecular and cell biology from the University of California, Berkeley, and studied at the University of California, Berkeley-University of California, San Francisco Joint Medical Program. We believe Ms. Karah is qualified to serve on our Board because of her experience as an investor in and advisor to high-tech, biotech, and internet companies.

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Lawrence Leisure has been a director of our company since February 25, 2025. Mr. Leisure has extensive business experience consulting and advising in the senior living, provider services, value based care and technology enabled services sectors. Since 2014, Mr. Leisure has served as the Co-Founder and Co-Managing Partner of Chicago Pacific Founders, a private equity firm focused on digital and AI-enabled businesses, and those serving the senior population. Mr. Leisure is serving on the board of directors and the compensation committee of P3 Health Partners Inc. (NASDAQ: PIII), a publicly traded health management company. Mr. Leisure has also served on the board of directors of several private companies backed by Chicago Pacific Founders as well as several venture capital backed companies. Since 2009, he has served as Co-Founder and Chairman of Healthspottr, a strategic networking and consulting firm focused on health innovation and collaboration in the healthcare industry and he also served as the Co-Founder of the Employer Health Innovation Roundtable since 2015. Prior to Chicago Pacific Partners, Mr. Leisure held senior management roles at Accenture, PricewaterhouseCoopers, Towers Perrin, Kaiser Foundation Health Plans and UnitedHealth Group. Mr. Leisure was also employed by the venture capital firm, Kleiner Perkins, as an Operating Partner within the Life Sciences & Digital Health Practice. Mr. Leisure is Chairman of the UCSF Rosenman Institute, member of the UCLA Anderson School of Management Board of Advisors, and a Senior Advisor at the Mussalem Center for BIODESIGN at Stanford University. Mr. Leisure holds a B.A. from Stanford University and an MBA from the University of California-Los Angeles Anderson School of Management. We believe Mr. Leisure is qualified to serve on our Board because of his accounting expertise and his experiences serving as an officer and director of public and private companies.

Dennis M. McGrath has been a director of our company since November 12, 2013. Mr. McGrath is a seasoned medical device industry executive with extensive public company leadership experience possessing a broad range of skills in corporate finance, business development, corporate strategy, operations, and administration. After an 18 year career at PhotoMedex, Inc. (Nasdaq: PHMD), he recently joined PAVmed, Inc (Nasdaq: PAVM, PAVMW) as its Executive Vice President and Chief Financial Officer. Previously, from 2000 to 2017 Mr. McGrath served in several senior level positions of PhotoMedex, a global manufacturer and distributor of medical device equipment and services, including from 2011 to 2017 as director, President, and Chief Financial Officer. Prior to PhotoMedex’s reverse merger with Radiancy, Inc. in December 2011, he also served as Chief Executive Officer from 2009 to 2011 and served as Vice President of Finance and Chief Financial Officer from 2000 to 2009. Mr. McGrath received honors as a P.A.C.T. (Philadelphia Alliance for Capital and Technology) finalist for the 2011 Investment Deal of the Year, award winner for the SmartCEO Magazine 2012 CEO of the Year for Turnaround Company, and finalist for the Ernst & Young 2013 Entrepreneur of the Year. He has extensive experience in mergers and acquisitions, both domestically and internationally, and particularly involving public company acquisitions, including Surgical Laser Technologies, Inc, (formerly, Nasdaq: SLTI), ProCyte Corporation (formerly, Nasdaq: PRCY), LCA Vision, Inc. (formerly, Nasdaq: LCAV) and Think New Ideas, Inc. (formerly, Nasdaq: THNK). Prior to PhotoMedex, he served in several senior level positions of AnswerThink Consulting Group, Inc. (then, Nasdaq: ANSR, now, The Hackett Group, Nasdaq: HCKT), a business consulting and technology integration company, including from 1999 to 2000 as Chief Operating Officer of the Internet Practice, the largest division of AnswerThink Consulting Group, Inc., while concurrently during the merger of the companies, serving as the acting Chief Financial Officer of Think New Ideas, Inc. (then, Nasdaq: THNK, now, Nasdaq: HCKT), an interactive marketing services and business solutions company. Mr. McGrath also served from 1996 until 1999 as Chief Financial Officer, Executive Vice President and director of TriSpan, Inc., an internet commerce solutions and technology consulting company, which was acquired by AnswerThink Consulting Group, Inc. in 1999. During his tenure at Arthur Andersen & Co., where he began his career, he became a Certified Public Accountant in 1981 and he holds a B.S., maxima cum laude, in accounting from LaSalle University. In addition to serving as the audit and compensation committee chair and director of several biopharmaceutical and medical device companies, including our Company, Citius Pharmaceuticals, Inc. (Nasdaq: CTXR), Citius Oncology, Inc (Nasdaq: CTOR), and LIV Process, Inc. formerly BioVector, Inc. Previously from 2014 to 2024 Mr. McGrath served as a director and audit chair of Cagent Vascular, Inc, and from 2007 to 2009 he served as a director of Embrella Cardiovascular, Inc. (sold to Edwards Lifesciences Corporation, NYSE: EW). He also serves on the board of trustees for Manor College and the board of visitors for Taylor University. We believe Mr. McGrath is qualified to serve on our Board because of his accounting expertise and his experiences serving as an officer and director of public and private companies.

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Adam Stern has been a director of our company since March 1, 2020. Mr. Stern has been the head Private Equity Banking at Aegis Capital Corp. and CEO of SternAegis Ventures since 2012 and was a member of our Board between October 2011 and May 2014. Prior to Aegis, from 1997 to November 2012, he was with Spencer Trask Ventures, Inc., most recently as a Senior Managing Director, where he managed the structured finance group, focusing primarily on the technology and life science sectors. Mr. Stern held increasingly responsible positions from 1989 to 1997 with Josephthal & Co., Inc., members of the New York Stock Exchange, where he served as Senior Vice President and Managing Director of Private Equity Marketing. He has been a FINRA licensed securities broker since 1987 and a General Securities Principal since 1991. Mr. Stern is a director of Aerami Therapeutics Holdings (formerly Dance Biopharm, Inc.), Matinas BioPharma Holdings, Inc. Adgero Biopharmaceuticals Holdings and Hydrofarm Holdings Group, Inc. Mr. Stern is a former director of InVivo Therapeutics Holdings Corp. (OTCQB: NVIV), Organovo Holdings, Inc. (NYSE MKT: ONVO) and PROLOR Biotech Ltd., which was sold to Opko Health, Inc. (NYSE: OPK) for approximately $600 million in 2013. Mr. Stern holds a Bachelor of Arts degree with honors from The University of South Florida in Tampa. We believe Mr. Stern is qualified to serve on our Board because of his experience in the capital markets, his experiences serving as a director of public and private companies and his experience with life sciences companies.

In addition, pursuant to the terms of the placement agency agreement between us and Aegis Capital Corp. (“Aegis”), dated October 22, 2019, we granted Aegis the right to nominate an individual to the Board for a period of three years, which resulted in the appointment of Mr. Stern to serve on our Board.

Except for the foregoing, there are no arrangements between our directors and any other person pursuant to which our directors were nominated or elected for their positions.

Except as set forth herein, none of our directors or executive officers have been involved, in the past ten years and in a manner material to an evaluation of such director’s or officer’s ability or integrity to serve as a director or executive officer, in any of those “Certain Legal Proceedings” more fully detailed in Item 401(f) of Regulation S-K, which include but are not limited to, bankruptcies, criminal convictions and an adjudication finding that an individual violated federal or state securities laws. Additionally, none of our directors or executive officers have been involved in any material proceedings to which such director or executive officer was a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Required Vote

The election of each of the Director Nominees requires the affirmative vote of a majority of the shares of Common Stock and preferred stock (voting together as a single class) represented in person or by proxy and entitled to vote in the election of directors at the Meeting. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the election of directors. Broker non-votes will not affect the outcome of the vote on this matter.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

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PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025

On May 19, 2025, the Audit Committee of the Board appointed the firm of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited (“PwC”) to serve as our independent auditors for our fiscal year ending December 31, 2025. Stockholders will be asked to ratify the Auditor to serve as our independent auditors. The Board’s Audit Committee (the “Audit Committee”) is directly responsible for appointing our independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote but will consider these voting results when selecting the Company’s independent auditor for fiscal year 2025. The Auditor has been our auditor since May 12, 2025. A representative of the Auditor is not expected to be present at the Meeting.

The following table sets forth fees billed to us by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, our prior independent registered public accounting firm that was replaced by PwC, during the fiscal years ended December 31, 2024 and December 31, 2023 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements; (ii) services by our independent registered public accounting firms that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees; (iii) services rendered in connection with tax compliance, tax advice and tax planning; and (iv) all other fees for services rendered.

	December 31, 2024	December 31, 2023
Audit Fees	$487,573	$303,296
Audited Related Fees	$—	$—
Tax Fees (1)	$82,535	$16,686
All Other Fees (2)	$273,150	$102,250
Total	$843,258	$422,232

(1)	Consists of fees relating to our tax compliance and tax planning.

(2)	Consists of fees relating to our private placements.

Audit Committee Policies

The Audit Committee of our Board is solely responsible for the approval in advance of all audit and permitted non-audit services to be provided by the independent auditors (including the fees and other terms thereof), subject to the de minimis exceptions for non-audit services provided by Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which services are subsequently approved by the Board prior to the completion of the audit. None of the fees listed above are for services rendered pursuant to such de minimis exceptions. The audit, tax and non-audit services provided by the Auditor in 2023 and 2024 set forth above were pre-approved by our Audit Committee.

Required Vote

The affirmative vote of a majority of the shares of Common Stock and preferred stock (voting together as a single class) represented in person or by proxy and entitled to vote is required to ratify the Auditor as our independent registered public accounting firm for the year ending December 31, 2025. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the ratification of our independent public accountants. There are no broker non-votes on this matter since it is a “routine” matter.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE Ratification of the appointment by the Audit Committee of the Board of the Auditor as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

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PROPOSAL 3

APPROVAL OF INCENTIVE PLAN PROPOSAL

On May 19, 2025, the Board, upon the recommendation of the Board’s Compensation Committee (the “Compensation Committee”), unanimously approved an amendment and restatement of the 2020 Equity Incentive Plan (the “Plan Amendment”), subject to stockholder approval. The principal amendments (i) provide that for each of the calendar years ending on December 31, 2026, December 31, 2027, December 31, 2028, December 31, 2029 and December 31, 2030, the number of shares available under the 2020 Equity Incentive Plan shall be increased by an additional number of shares of Common Stock equal to six percent (6%) of the number of shares of Common Stock issued and outstanding on a Fully Diluted Basis on the immediately preceding December 31; and (ii) authorize the grant of restricted stock units (“RSUs”) as a permissible form of award under the 2020 Equity Incentive Plan. The full text of the proposed Plan Amendment is set out in Annex A to this Proxy Statement. Stockholders are being asked to approve the Plan Amendment.

Reasons for the Plan Amendment

The purpose of our 2020 Equity Incentive Plan is to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial achievements. We also intend to use part of the increased number of shares that may become available pursuant to the Plan Amendment to issue awards to board members, employees, consultants, advisors and service providers in lieu of cash payments that are, or may be, owed, as a way to preserve our cash. (Recipients of awards under the Plan are referred to below as “Participants.”) Our Board believes that the number of shares of Common Stock subject to the 2020 Equity Incentive Plan remaining available is insufficient to achieve the purpose of the 2020 Equity Incentive Plan. In addition, the Board believes the authorization of RSUs under the 2020 Equity Incentive Plan is in the best interests of the Company and its stockholders for the following reasons: (i) RSUs are a commonly used, flexible form of equity compensation that can effectively align the interests of employees and stockholders; (ii) RSUs help conserve share usage compared to stock options, as fewer RSUs are typically granted to deliver an equivalent dollar value; (iii) RSUs provide retention value due to time-based or performance-based vesting requirements; (iv) adding RSUs broadens the Company’s ability to attract and retain talent, particularly in a competitive hiring environment; and (v) the change reflects evolving best practices in equity compensation. Therefore, our Board believes the Plan Amendment is necessary to increase the number of shares of Common Stock available under the 2020 Equity Incentive Plan and to enable the grant of RSUs, which will allow flexibility in granting awards to attract and retain key personnel and to provide a means for directors, officers, employees, consultants and advisors to preserve our cash, to acquire and maintain an interest in us, which interest may be measured by reference to the value of our Common Stock.

Effects of the Plan Amendment

As a result of the Plan Amendment, there will be an increase in the total number of shares of Common Stock reserved for issuance under the 2020 Equity Incentive Plan. This will provide us with the ability to grant more awards than are currently available under the 2020 Equity Incentive Plan to eligible recipients including employees, directors, consultants and advisors. The Plan Amendment will also authorize the grant of RSUs as a permissible form of award under the 2020 Equity Incentive Plan. The inclusion of RSUs will provide the Company with additional flexibility in its equity compensation program, enabling the grant of full-value awards alongside stock options and other types of equity grants. The issuance in the future of awards under the 2020 Equity Incentive Plan consisting of full-value awards, including RSUs, options to purchase shares of Common Stock, and stock grants, may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the holders of the currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock that may be issued as awards under the 2020 Equity Incentive Plan may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Certificate of Incorporation or Bylaws.

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Holders of the Common Stock have no preemptive or other subscription rights with respect to the shares issuable under the 2020 Equity Incentive Plan.

Description of the 2020 Equity Incentive Plan Amendment

Shares Subject to the 2020 Equity Incentive Plan. The 2020 Equity Incentive Plan currently provides for 17,897,652 shares of Common Stock reserved for grant of awards, which if the proposal for the Plan Amendment is approved, then the maximum number of shares of Common Stock reserved for grant of awards under the 2020 Equity Incentive Plan will be subject to future increases for the calendar years ending on December 31, 2026, December 31, 2027, December 31, 2028, December 31, 2029 and December 31, 2030, by an additional number of shares of Common Stock equal to six percent (6%) of the number of shares of Common Stock issued and outstanding on a Fully Diluted Basis on the immediately preceding December 31. For purposes of the 2020 Equity Incentive Plan, the term “Fully Diluted Basis” means all issued and outstanding share capital (where options shall be deemed outstanding share capital until exercised) and all rights to acquire share capital including, without limitation, all securities convertible or exercisable into shares of Common Stock being deemed so converted and exercised, the conversion of any convertible stockholder loans into share capital, with all outstanding warrants, options or any other right granted by the Company to receive shares of the Company’s share capital being deemed exercised in full. The foregoing notwithstanding, the maximum number of shares that may be subject to incentive stock options (“ISOs”) granted under the 2020 Equity Incentive Plan shall be 3,000,000, subject to adjustment as provided in the 2020 Equity Incentive Plan. To the extent that an award granted under the 2020 Equity Incentive Plan lapses or is forfeited, the shares subject to such award will again become available for grant under the terms of the 2020 Equity Incentive Plan.

Purpose and Eligible Individuals. The purpose of the 2020 Equity Incentive Plan is to retain the services of valued key employees, directors and consultants of ours and its affiliates, thereby strengthening their incentive to achieve the objectives of our stockholders, to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the Compensation Committee. In addition, we intend to use part of the increased number of shares available under the 2020 Equity Incentive Plan to issue awards to board members, employees, consultants, advisors and service providers in lieu of cash payments that are, or may be, owed, as a way to preserve our cash. Finally, we believe we will need to issue equity incentive to potential new employees in the coming fiscal years as we ramp up our business-to-business-to-consumer go-to market strategy. Under the 2020 Equity Incentive Plan, awards may be granted to officers, directors, employees and consultants of ours or of our affiliates (each, a “Participant”).

Administration. The Board has the authority to administer the 2020 Equity Incentive Plan or may delegate administration of the 2020 Equity Incentive Plan to a committee of not less than two (2) non-employee directors, in accordance with Rule 16b-3 promulgated under the Exchange Act or the rules of the applicable trading market on which the Common Stock is then traded. Our Board has delegated its administrative powers to administer the 2020 Equity Incentive Plan to our Compensation Committee. As such, our Compensation Committee has the power, among other things, to (a) determine terms and conditions of any equity award granted, including the exercise price and the vesting schedule, (b) select persons who are to receive equity awards, (c) interpret the 2020 Equity Incentive Plan and prescribe rules and regulations for its administration and (d) delegate to a subcommittee any of the administrative powers the Compensation Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the 2020 Equity Incentive Plan, as may be adopted from time to time by the Board.

Stock Options. The Compensation Committee may grant ISOs, nonqualified stock options or options under Section 102 or 3(i) of the Israeli Tax Ordinance (New Version) 1961 (“ITO”) (collectively referred to as “Options”). The Compensation Committee determines the number of shares of Common Stock subject to each Option, provided that the aggregate fair market value of the shares of Common Stock with respect to which ISOs are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. The Compensation Committee determines the exercise price of an Option, its duration and the manner and time of exercise. However, in no event shall an Option be exercisable more than ten (10) years following the grant date thereof. A more than ten percent (10%) by vote stockholder of the Company or a corporate subsidiary shall not be granted an ISO unless the exercise price of such ISO is at least 110% of the fair market value of the Common Stock at the date of grant and such ISO is not exercisable after the expiration of five (5) years from the date of grant. ISOs may be issued only to employees of the Company or of a corporate subsidiary of ours, and the exercise price must be at least equal to the fair market value of the Common Stock as of the date the Option is granted.

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The Compensation Committee, in its discretion, may provide the vesting terms of any Option. The vesting of one (1) or more outstanding Options may be accelerated by the Board at such times and in such amounts as it shall determine in its sole discretion.

The exercise price of an Option may be paid in any form or method authorized by the Board and permitted by the option agreement and 2020 Equity Incentive Plan.

ISOs granted under the 2020 Equity Incentive Plan and the rights and privileges conferred by the 2020 Equity Incentive Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution. Nonqualified stock options shall not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution or as otherwise provided in the option agreement.

Stock Grants and RSUs. The Compensation Committee may award shares of Common Stock with or without restrictions, as well as RSUs to a Participant subject to such conditions and restrictions as the Compensation Committee may determine. RSUs are similar to restricted shares except that no shares are actually awarded to the Participant on the grant date. No monetary payment, other than for applicable taxes, is due by the Participant in connection with the grant of restricted stock or issuance of shares in connection with an RSU, except that the Participant must pay the Company the par value of the restricted stock or the shares of Common Stock underlying the RSU. Restrictions could include conditions that require the Participant to forfeit the shares in the event that the Participant ceases to provide services to us or any of our affiliates thereof before a stated time. The period of restriction, the number of shares of restricted stock granted, the purchase price, if any, and such other conditions and/or restrictions as the Compensation Committee may establish will be set forth in an award agreement. After all conditions and restrictions applicable to restricted shares have been satisfied or have lapsed, shares of restricted stock will become freely transferable, as determined by the Compensation Committee and stated in the award agreement.

As noted, the Compensation Committee may make a stock award without any restrictions and the Compensation Committee may award dividend equivalents with respect to RSUs.

Effect of Certain Corporate Transactions. If a recapitalization or similar transaction occurs that does not alter the existing proportionate ownership of the Common Stock, appropriate adjustments shall be made to the exercise price, the purchase price, if any, and number of outstanding awards. In the case of a change of control (as defined in the 2020 Equity Incentive Plan), such as a merger, acquisitive transaction, reorganization, liquidation or other transaction (a “Major Transaction”) that does alter such proportionate ownership, vested awards generally may be exercised before such transaction and persons owning Common Stock as a result of awards made under the 2020 Equity Incentive Plan will participate on the same basis as other owners of Common Stock. Alternatively, the Board may determine in the case of a Major Transaction that awards will continue in effect on a basis similar to that in effect prior to such Major Transaction, including with respect to vesting, except that such rights shall apply with respect to the surviving entity or shall be assumed by the surviving or acquiring corporation (in accordance, as applicable, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 424 of the Code). The Board may, in its discretion, accelerate vesting and/or settlement in whole or in part in connection with a Major Transaction. The 2020 Equity Incentive Plan also provides that Awards may be liquidated for a cash payment.

Further Amendments to the 2020 Equity Incentive Plan. The Board or the Compensation Committee may, at any time, modify, amend or terminate the 2020 Equity Incentive Plan or modify or amend awards granted under the 2020 Equity Incentive Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable laws. However, the Board or the Compensation Committee may not, without approval of our stockholders: (1) increase the total number of shares covered by the 2020 Equity Incentive Plan, except by adjustments upon certain changes in capitalization; (2) change the class of persons eligible to receive awards under the 2020 Equity Incentive Plan; or (3) make other changes in the 2020 Equity Incentive Plan that require stockholder approval under applicable law (including any rules of any applicable stock exchange or stock quotation system of which our shares of Common Stock are traded). Except as otherwise provided in the 2020 Equity Incentive Plan or an Award agreement, no amendment will adversely affect outstanding awards without the consent of the Participant. Any termination of the 2020 Equity Incentive Plan will not terminate awards then outstanding, without the consent of the Participant.

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Term of the 2020 Equity Incentive Plan. Unless sooner terminated by the Board, the 2020 Equity Incentive Plan will terminate on the day prior to the tenth anniversary of its adoption by the Board, or May 18, 2035. No award may be granted after such termination or during any suspension of the 2020 Equity Incentive Plan.

U.S. Tax Treatment. The following description of the U.S. federal income tax consequences of awards. It is general and does not purport to be comprehensive nor does it address state and/or local tax consequences of awards.

Incentive Stock Options

Generally, a Participant incurs no federal income tax liability on either the grant or the exercise of an ISO, although a Participant will generally have taxable income for alternative minimum tax purposes at the time of exercise equal to the excess of the fair market value of the shares subject to the Option over the exercise price. Provided that the shares are held for at least one (1) year after the date of exercise of the Option and at least two (2) years after its date of grant, any gain realized on a subsequent sale of the shares will be taxed as long-term capital gain. If the shares are disposed of within a shorter period of time, the Participant will recognize ordinary income in an amount equal to the difference between the fair market value of the shares on the date of exercise (or the sale price of the shares sold, if less) over the exercise price. We receive no tax deduction on the grant or exercise of an ISO, but we may be entitled to a tax deduction, subject in the case of certain executives to limitations on the deductibility of compensation under Section 162(m) of the Code, if the Participant recognizes ordinary income on account of a premature disposition of shares acquired on exercise of an ISO, in the same amount and at the same time as the participant recognizes income.

Nonqualified Stock Options

A Participant realizes no taxable income when a nonqualified stock option is granted. Instead, the difference between the fair market value of the shares acquired pursuant to the exercise of the Option and the exercise price paid is taxed as compensation income (subject to income and employment taxes and withholding) when the Option is exercised. The difference is measured and taxed as of the date of exercise, if the shares are not subject to a “substantial risk of forfeiture,” or as of the date or dates on which the risk terminates in other cases. A Participant may elect (as described under Restricted Stock below) to be taxed on the difference between the exercise price and the fair market value of the shares on the date of exercise, even though some or all of the shares acquired are subject to a substantial risk of forfeiture. When the shares are subsequently sold, the Participant generally will recognize capital gain or loss (short-term or long-term, as applicable) equal to the difference between the amount realized upon the sale of the shares and his or her tax basis (generally the exercise price plus any compensation income recognized).

We receive no tax deduction on the grant of a nonqualified stock option, but may be entitled to a tax deduction when a Participant recognizes ordinary compensation income on or after exercise of the Option, subject in the case of certain executives to limitations on the deductibility of compensation under Section 162(m) of the Code, in the same amount as the income recognized by the Participant.

Stock Grants

With respect to stock grants under our 2020 Equity Incentive Plan that are made without any restrictions, a Participant generally recognizes compensation income (subject to income and employment taxes and withholding) equal to the excess of the fair market value of the shares received over the amount paid (if any). We generally will be entitled to a deduction in an amount equal to the ordinary compensation income recognized by a Participant, subject in the case of certain executives to limitations on the deductibility of compensation under Section 162(m) of the Code. When the stock is subsequently sold, the Participant generally will recognize capital gain or loss (short-term or long-term, as applicable) equal to the difference between the amount realized upon the sale of the shares and his or her tax basis (generally the amount paid plus any compensation income recognized).

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Restricted Stock

If stock is awarded subject to restrictions, a Participant generally will not recognize income at the time of the award, but will instead recognize compensation income (subject to income and employment taxes and withholding) equal to the excess of the fair market value of the shares received over the amount paid (if any) when restrictions on transferability or that otherwise constitute a substantial risk of forfeiture lapse. A Participant may elect to be taxed at the time of the receipt of the shares, rather than upon the lapse of restrictions on transferability or substantial risk of forfeiture, but if the Participant subsequently forfeits such shares, the Participant would not be entitled to any tax deduction for the amount of previously recognized compensation income (he or she will be entitled to a capital loss for the amount paid (if any) for the shares). To make this election, the Participant must file a so-called Section 83(b) election with the Internal Revenue Service within thirty (30) days of the receipt of the shares. We generally will be entitled to a deduction at the time, subject in the case of certain executives to limitations on the deductibility of compensation under Section 162(m) of the Code, and in an amount equal to, the compensation income is recognized by the Participant. When the stock is subsequently sold, the Participant generally will recognize capital gain or loss (short-term or long-term, as applicable) equal to the difference between the amount realized upon the sale of the shares and his or her tax basis (generally the amount paid plus any compensation income recognized).

RSUs

A Participant recognizes no income until the issuance of the shares at or shortly after vesting. At that time, the Participant must generally recognize compensation income (subject to income and employment taxes and withholding) equal to the fair market value of the shares received less the amount paid (if any). We generally will be entitled to a deduction , subject in the case of certain executives to limitations on the deductibility of compensation under Section 162(m) of the Code, in an amount equal to the compensation income is recognized by the Participant. When the stock is subsequently sold, the Participant generally will recognize capital gain or loss (short-term or long-term, as applicable) equal to the difference between the amount realized upon the sale of the shares and his or her tax basis (generally the amount paid plus any compensation income recognized).

Dividends

A Participant will generally not receive the benefit of dividends prior to the exercise of an option or settlement of RSUs, unless the Compensation Committee has, in the case of RSUs, awarded dividend equivalents. The full amount of dividends or other distributions of property made with respect to Restricted Stock and RSUs before the lapse of any applicable restrictions will constitute compensation income, and we are generally entitled to a deduction, subject in the case of certain executives to limitations on the deductibility of compensation under Section 162(m) of the Code, at the same time and in the same amount as the income is realized by the Participant.

Additional federal tax

After an award has been settled, a Participant holding Common Stock may be required to pay a 3.8% tax with respect to his or her net investment income, including dividends on and gains from the sale or other disposition of our Common Stock, to the extent that his or her modified adjusted gross income exceeds applicable thresholds.

Section 162(m) of the Code

Following the Tax Cuts and Jobs Act of 2017 (“TCJA”), Section 162(m) of the Code disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the principal executive officer, the principal financial officer and the three other most highly compensated executive officers. Each person covered by Section 162(m) of the Code for a particular year after 2016 remains subject to this limit in subsequent years, even if not included in that group for the year. TCJA also eliminated the performance-based compensation exception,, which may have applied to one or more of our outstanding options or other forms of equity awards. As a result, it is expected that certain of our compensation arrangements will result in non-deductible compensation when the total exceeds $1,000,000, except certain historical awards that meet transition rules for continued deductibility under the TCJA. Nevertheless, the deductibility of compensation is but one of the critical factors in the design and implementation of any compensation arrangement, and the Compensation Committee and our Board reserve the right to pay nondeductible compensation when appropriate.

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Israeli Tax Treatment. The following is a summary of the Israeli income tax consequences of certain transactions under the 2020 Equity Incentive Plan with regard to the granting of awards to Israeli Participants. It is general and does not purport to be comprehensive.

Generally, the 2020 Equity Incentive Plan provides for the granting of awards to employees, directors and consultants under either Section 102 or Section 3(i) of the ITO. The awards granted under the 2020 Equity Incentive Plan to employees and officeholders, who are not controlling shareholders (as defined in the ITO) are subject to the “capital gains tax route” under Section 102 of the ITO (the “Capital Gains Tax Route”), and the awards granted to Participants in the 2020 Equity Incentive Plan who do not qualify to receive awards under the Capital Gains Tax Route, including consultants, service providers and controlling shareholders, are subject to Section 3(i) of the ITO.

The Capital Gains Tax Route generally provides for a reduced tax rate of twenty-five percent (25%) on gains realized upon the sale of the award’s underlying shares, subject to the fulfillment of certain procedures and conditions including the deposit of such awards (or shares issued upon their exercise or shares in case restricted stock was granted) for a requisite period of time with a trustee approved by the Israeli Tax Authority (currently, twenty-four (24) months from the date of grant). Notwithstanding the above, in any event where the exercise price of the underlying shares subject to the awards is less than the fair market value of the underlying shares at the time of grant of the awards (calculated as the average value of a company’s shares on the thirty (30) trading days preceding the date of grant), such amount will be deemed ordinary income of the award holder, taxed at the applicable marginal tax rate (up to fifty percent (50%) in 2016) together with health insurance and social security insurance payments, on the date of sale of the underlying shares and/or the date of the release of such underlying shares from trust. In the event the requirements of Section 102 of the ITO for the allocation of awards according to the Capital Gains Tax Route are not met, the benefit attributed to the Participant as a result of the grant of such awards will be taxed as ordinary work income at applicable marginal income tax rates (together with health insurance and social security insurance payments). For as long as the restricted stock or the shares issued upon exercise of awards are registered in the name of the trustee, the voting rights with respect to such shares will remain with the trustee. Under the Capital Gains Tax Route, a company, or its Israeli subsidiary, as the case may be, is generally not entitled to recognize a deduction for Israeli tax purposes on the gain recognized by the Participant upon sale of the shares underlying the awards (except for such amount that will be deemed ordinary income of the Participant as explained above). Our Israeli subsidiary will be required to withhold applicable tax (and social security and national health insurance charges, if applicable) at source on behalf of the Participant and may be required to pay social security and national health insurance charges.

Generally, with respect to a holder of an award under Section 3(i) of the ITO that is not registered for trade, the taxable event shall take place on the date of exercise of the award into shares, and the income will be classified as regular employment or work income subject to marginal tax rates (if the Participant is an individual) or corporate tax rates (if the Participant is a corporation).

2012 Plan and Other Equity Compensation Arrangements

In addition to the 2020 Equity Incentive Plan, we also maintain the Amended and Restated 2012 Equity Incentive Plan (the “2012 Equity Incentive Plan”). Under the 2012 Equity Incentive Plan, Awards may be granted to our officers, directors, employees and consultants or the officers, directors, employees and consultants of our subsidiary. Pursuant to the 2012 Plan, the total number of shares of Common Stock authorized for issuance thereunder may not exceed 1,968,650. The 2012 Equity Incentive Plan expired on January 23, 2022. We may issue awards under the 2012 Equity Incentive Plan up to the amount available under the 2012 Equity Incentive Plan.

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The following table provides information as of December 31, 2024, with respect to options outstanding under the Company’s 2012 Equity Incentive Plan, the Company’s 2020 Equity Incentive Plan, and the Company’s other equity compensation arrangements.

		Number of securities
		to be issued upon	Weighted-average
	Forfeited	exercise of	exercise price of	Number of securities
	shares	outstanding options,	outstanding options,	remaining available
Plan category	(6)	warrants and rights	warrants and rights	for future issuance
Equity compensation plans approved by security holders	334,522	5,881,675	$3.24	7,583,836
Equity compensation plans not approved by security holders (1)		90,000	$8.41	—
Equity compensation plans not approved by security holders (2)		50,000	$5.75	—
Equity compensation plans not approved by security holders (3)		20,000	$18.62	—
Equity compensation plans not approved by security holders (4)		1,931,074	$2.55	—
Equity compensation plans not approved by security holders (5)		2,250,000	$1.35	—
Total	334,522	10,222,749		7,583,836

In March 2013, our Board adopted a non-employee director’s remuneration policy.

(1)	In January 2020, our Board approved the grant of non-plan options as a material inducement for employment, in accordance with Nasdaq Listing Rule 5635(c)(4), to our newly hired President and General Manager for North America. The options have an exercise price of $8.41 per share. 90,000 options are time based and vest over a three-year period. One third vests after one year and the balance vests over eight quarterly installments after the first anniversary; these options have a cashless exercise feature and a six-year term. An additional 90,000 options are performance based, and vest over a three-year period. One third vest after one year and the balance vest over eight quarterly installments after the first anniversary; these options have a cashless exercise feature and a six-year term. 22,500 options will commence vesting every calendar year for the next four years, commencing in 2021, and only if certain performance milestones were met in the immediately preceding year. 22,500 of these options have expired on each of January 1, 2021, January 1, 2022, January 1, 2023 and January 1, 2024 as the performance milestones were not met.

(2)	In March 2020, our Board approved the grant of certain non-plan options as a material inducement for employment, in accordance with Nasdaq Listing Rule 5635(c)(4), to our newly hired Chief Medical Officer. The options have an exercise price of $5.75 per share, and vest over a three-year period with one third vesting after one year and the balance vesting over eight quarterly installments after the first anniversary; these options have a cashless exercise feature and a six-year term.

(3)	In July 2021, our Board approved the grant of certain non-plan options as a material inducement for employment, in accordance with Nasdaq Listing Rule 5635(c)(4), to our newly hired Special Vice President of Market Access. The options have an exercise price of $18.62 per share, and vest over a three-year period with one third vesting after one year and the balance vesting over eight quarterly installments after the first anniversary; these options have a cashless exercise feature and a ten-year term. The option expired on February 4, 2025 following the departure of the employee.

(4)	In February 2024, our Board approved the grant of certain non-plan options as a material inducement for employment, in accordance with Nasdaq Listing Rule 5635(c)(4), to the employees of Twill, Inc. The options have an exercise price of $2.55 per share, the options are time based and vest over a two-year period in eight equal amounts. These options have a cashless exercise feature and a ten-year term.

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(5)	In June 2024, our Board approved the grant of certain non-plan options as a material inducement for employment, in accordance with Nasdaq Listing Rule 5635(c)(4), to our newly hired Chief Commercial Officer. The options have an exercise price of $1.35 per share, 500,000 options are time based and vest over a three-year period. One third vests after one year and the balance vests over eight quarterly installments after the first anniversary; these options have a cashless exercise feature and a ten-year term. An additional 1,750,000 options are performance based, and vest upon achieving personal objective during the years 2025 to 2028.

(6)	334,522 restricted shares of common stock issued to certain of our employees were forfeited, as they were not vested upon certain employee departures.

Required Vote

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock and preferred stock (voting together as a single class) represented in person or by proxy and entitled to vote is required for approval of the Incentive Plan Proposal. Abstentions are considered present for purposes of establishing a quorum but will have no effect on the approval of the Incentive Plan Proposal. Broker non-votes will not affect the outcome of the vote on this matter.

Recommendation of the Board

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 4

REVERSE STOCK SPLIT PROPOSAL

General

Our Board has adopted and is recommending that our stockholders approve an amendment to our Certificate of Incorporation, as amended, and thereby authorize the Board to effect a reverse stock split of our outstanding shares of Common Stock. Our stockholders are being asked to approve the proposal that Article FOURTH of our Certificate of Incorporation be amended to effect a reverse stock split of the issued and outstanding shares of Common Stock within a range of one-for-two (1:2) shares of our Common Stock to one-for-twenty five (1:25) shares of our Common Stock (the “Reverse Stock Split”), with the exact reverse split ratio to be decided and publicly announced by the Board prior to the effective time of the reverse stock split amendment. Pursuant to the General Corporation Law of the State of Delaware, our state of incorporation, the Board must adopt any amendment to our Certificate of Incorporation and submit the amendment to stockholders for their approval. The form of amendment to our Certificate of Incorporation to effect the Reverse Stock Split (the “Reverse Stock Split Amendment”) is attached as Annex B to this proxy statement.

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If the stockholders approve the Reverse Stock Split Amendment, the Board will have the authority to decide, at any time prior to September 15, 2025, whether to implement the reverse stock split and the precise ratio of the reverse stock split within a range of one-for-two (1:2) shares of our Common Stock to one-for-twenty five (1:25) shares of our Common Stock. If the Board decides to implement the reverse stock split, the reverse stock split will become effective upon the filing of the Reverse Stock Split Amendment with the Delaware Secretary of State.

The Reverse Stock Split would reduce the number of shares of Common Stock outstanding without reducing the total number of authorized shares of Common Stock. As a result, we would have a larger number of authorized but unissued shares from which to issue additional shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, in equity financing transactions. The Reverse Stock Split will not change the number of authorized shares of preferred stock, or the par value of Common Stock or preferred stock.

The Board reserves the right, even after stockholder approval, to abandon or postpone the filing of the Reverse Stock Split Amendment if the Board determines that it is not in the best interests of the Company and the stockholders. If the Reverse Stock Split Amendment is not filed by the Company by September 15, 2025 the proposal will be deemed abandoned, without any further effect. In that case, the Board may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

Reasons for the Reverse Stock Split

On September 16, 2024, we received a written notice from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that we are not in compliance with Nasdaq Listing Rule 5550(a)(2), as our closing bid price for our common stock was below $1.00 per share for the last 30 consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we have been granted a 180-calendar day compliance period, or until March 17, 2025, to regain compliance with the minimum bid price requirement. On March 18, 2025, we received a letter from Nasdaq approving an extension of an additional 180 calendar days to regain compliance with the minimum bid price requirement, or until September 15, 2025.

If at any time during the additional compliance period, the bid price of our Common Stock closes at or above $1.00 per share for a minimum of ten (10) consecutive trading days, Nasdaq will provide us with written confirmation of compliance with the minimum bid price requirement and the matter will be closed. If we do not regain compliance within the additional compliance period or do not comply with the terms of the extension, Nasdaq will provide notice that our securities will be delisted from The Nasdaq Capital Market.

The primary objective in proposing the Reverse Stock Split is to maintain our listing on the Nasdaq Capital Market, if needed.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock in order to attract new investors and meet the $1.00 per share minimum bid price requirement of Nasdaq. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, we cannot assure you that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

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Determination of Reverse Stock Split Ratio

The Board believes that stockholder approval of an amendment that would allow the Board to determine the exact reverse stock split ratio within a specified range of one-for-two (1:2) to one-for-twenty five (1:25) (rather than stockholder approval of a fixed reverse stock split ratio) provides the flexibility to achieve the desired results of the reverse stock split. In determining the range of reverse stock split ratios to be submitted for stockholder approval, the Board considered numerous factors, including:

●	the projected impact of the reverse stock split ratio on the trading liquidity in our Common Stock and the Company’s ability to continue our Common Stock’s listing on Nasdaq;
●	the potential devaluation of the Company’s market capitalization as a result of a reverse stock split;
●	the historical and projected performance of our Common Stock and volume level before and after the reverse stock split;
●	prevailing market conditions;
●	general economic and other related conditions prevailing in the Company’s industry and in the marketplace generally;
●	the Company’s capitalization (including the number of shares of our Common Stock issued and outstanding); and
●	the prevailing trading prices for our Common Stock and its trading volume.

The Board will consider the conditions, information and circumstances existing at the time when it determines whether to implement a Reverse Stock Split and, if it decides to implement a Reverse Stock Split, the precise reverse stock split ratio.

Principal Effects of the Reverse Stock Split

If the stockholders approve the proposal to authorize the Board to implement the reverse stock split and the Board implements the reverse stock split, we will amend Article FOURTH of our Certificate of Incorporation (which sets forth our authorized capital), to materially read as set forth in Annex B.

The Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Common Stock. The Reverse Stock Split will affect all of our common stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. After the Reverse Stock Split, the shares of our Common Stock will have the same proportional voting rights and rights to dividends and distributions and will be identical in all other respects to our Common Stock now authorized. The reverse stock split will not affect the Company continuing to be subject to the periodic reporting requirements of the Exchange Act.

The Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

An additional principal effect of the Reverse Stock Split would be to decrease the number of outstanding shares of our Common Stock. Except for de minimis adjustments that may result from the treatment of fractional shares as described below, the Reverse Stock Split will not have any dilutive effect on our stockholders since each stockholder would hold the same percentage of our Common Stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. The relative voting and other rights that accompany the shares of Common Stock would not be affected by the Reverse Stock Split. The table below sets forth, for informational purposes only, an example the number of shares of our Common Stock outstanding before and after a Reverse Stock Split assuming a one-for-two ratio and a one-for-twenty five ratio (although the Board may choose another ratio in its sole discretion) based on shares of Common Stock outstanding as of the Record Date.

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	Prior to the Reverse Split	Assuming a one-for- two Reverse Split (1)	Assuming a one-for- five Reverse Split (1)	Assuming a one-for- ten Reverse Split (1)	Assuming a one-for- fifteen Reverse Split (1)	Assuming a one-for- twenty five Reverse Split (1)
Aggregate Number of Shares of Common Stock	[_]	[_]	[_]	[_]	[_]	[_]

(1)	Numbers are approximate and do not take into account rounding for fractional shares.

Although the Reverse Stock Split will not have any dilutive effect on our stockholders, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease because the Reverse Stock Split does not change the current authorized number of shares of Common Stock (160,000,000 shares). The remaining authorized shares may be used for various purposes, including, without limitation, raising capital, providing equity incentives to employees, officers or directors, effecting stock dividends, establishing strategic relationships with other companies and expanding our business through the acquisition of other businesses or products. We do not currently have any plans, proposals or arrangements to issue any of the newly available authorized shares that result from the Reverse Stock Split for any purposes. In order to support our projected need for additional equity capital and to provide flexibility to raise the capital as necessary, our Board believes the number of authorized shares of Common Stock should not be reduced.

The Board will retain the authority not to effect the Reverse Stock Split even though it has already obtained stockholder approval. Thus, the Board, at its discretion, may cause the filing of the Reverse Stock Split Amendment to effect a Reverse Stock Split or abandon it and effect no Reverse Stock Split if it determines that such action is not in the best interests of the Company and stockholders.

Effecting the Reverse Stock Split

Upon receipt of stockholder approval for the Reverse Stock Split Amendment, if our Board concludes that it is in the best interests of our Company and our stockholders to effect the Reverse Stock Split, the Reverse Stock Split Amendment will be filed with the Secretary of State of Delaware. The actual timing of the filing of the Amendment with the Secretary of State of Delaware to effect the Reverse Stock Split will be determined by our Board. In addition, if for any reason our Board deems it advisable to do so, the Reverse Stock Split may be abandoned at any time prior to the filing of the Reverse Stock Split Amendment, without further action by our stockholders. In addition, our Board may deem it advisable to effect the Reverse Stock Split even if the price of our Common Stock is above the $1.00 per share minimum bid price requirement of Nasdaq at the time the Reverse Stock Split is to be effected. The Reverse Stock Split will be effective as of the date of filing with the Secretary of State of Delaware (the “Effective Time”).

Upon the filing of the Reverse Stock Split Amendment, without further action on our part or our stockholders, the outstanding shares of Common Stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of Common Stock based on a Reverse Stock Split ratio as determined by the Board. For example, if you presently hold 100 shares of our Common Stock, you would hold 50 shares of our Common Stock following the Reverse Stock Split if the ratio is one-for-two or you would hold 5 shares of our Common Stock if the ratio is one-for-twenty five.

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Effect on Outstanding Shares, Options and Certain Other Securities

If the Reverse Stock Split is implemented, the number of shares of our Common Stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our Common Stock owned by each stockholder will remain unchanged except for any de minimis change resulting from rounding up to the nearest number of whole shares so that we are not obligated to issue cash in lieu of any fractional shares that such stockholder would have received as a result of the Reverse Stock Split. The number of shares of our Common Stock that may be purchased upon exercise of outstanding options or other securities convertible into, or exercisable or exchangeable for, shares of our Common Stock, and the exercise or conversion prices for these securities, will also be ratably adjusted in accordance with their terms as of the Effective Time.

	Prior to the Reverse Split	Assuming a one-for - two Reverse Split(1)	Assuming a one-for- five Reverse Split(1)	Assuming a one-for- ten Reverse Split(1)	Assuming a one-for- fifteen Reverse Split(1)	Assuming a one-for- twenty five Reverse Split(1)
Warrants	[_]	[_]	[_]	[_]	[_]	[_]
Pre-funded - Warrants	[_]	[_]	[_]	[_]	[_]	[_]
Plan Options	[_]	[_]	[_]	[_]	[_]	[_]
Non-Plan Options and RSUs	[_]	[_]	[_]	[_]	[_]	[_]
Preferred Stock	[_]	[_]	[_]	[_]	[_]	[_]

(1)	Numbers are approximate and do not take into account rounding for fractional shares.

Fractional Shares; Exchange of Stock Certificates

Our Board does not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates representing fractional shares. In lieu of any fractional shares, we will issue to stockholders of record who would otherwise hold a fractional share because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the Reverse Stock Split ratio that number of shares of Common Stock as rounded up to the nearest whole share. For example, if a stockholder holds 150.25 shares of Common Stock following the Reverse Split, that stockholder will receive certificate representing 151 shares of Common Stock. No stockholders will receive cash in lieu of fractional shares.

As of the Record Date, we had holders of record of our Common Stock (although we have significantly more beneficial holders). We do not expect the Reverse Stock Split and the rounding up of fractional shares to whole shares to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the Reverse Stock Split.

On or after the Effective Time, we will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing his, her or its post-Reverse Stock Split shares only by sending the exchange agent (who will be the Company’s transfer agent) the stockholder’s old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders will not receive certificates for post-Reverse Stock Split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder, if elected in the letter of transmittal, a new stock certificate after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s). A stockholder that surrenders his, her or its old stock certificate(s) but does not elect to receive a new stock certificate in the letter of transmittal will be deemed to have requested to hold that stockholder’s shares electronically in book-entry form with our transfer agent.

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Certain of our registered holders of Common Stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, the stockholder may return a properly executed and completed letter of transmittal.

Stockholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees. Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

Authorized Shares

If and when our Board elects to effect the Reverse Stock Split, the authorized number of shares of our Common Stock will remain at 160,000,000, subject to the approval of proposal No. 5, which will provide for the increase in our authorized shares. Accordingly, there will be no reduction in the number of authorized shares of our Common Stock in proportion to the Reverse Stock Split ratio. As a result, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease and the additional authorized shares of Common Stock will be available for issuance at such times and for such purposes as our Board may deem advisable without further action by our stockholders, except as required by applicable laws and regulations.

The Reverse Split will have no effect on our authorized preferred stock.

In accordance with our Certificate of Incorporation and Delaware law, our shareholders do not have any preemptive rights to purchase or subscribe for any of our unissued or treasury shares.

Anti-Takeover and Dilutive Effects

The purpose of maintaining our authorized Common Stock at 160,000,000, or increasing the authorized shares as elaborated under Proposal No. 5, after the Reverse Stock Split is to facilitate our ability to raise additional capital to support our operations, not to establish any barriers to a change of control or acquisition of our Company. The shares of Common Stock that are authorized but unissued provide our Board with flexibility to effect, among other transactions, public or private refinancings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Reverse Stock Split would give our Board authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or the rules of Nasdaq. The Reverse Stock Split is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board have any present intent to use the authorized but unissued Common Stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

In addition, the issuance of additional shares of Common Stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of our outstanding Common Stock, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power in us. Holders of our Common Stock are not entitled to preemptive rights or other protections against dilution. Our Board intends to take these factors into account before authorizing any new issuance of shares.

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Accounting Consequences

As of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our Common Stock outstanding.

Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock. This summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law or persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

Each stockholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Stock Split.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss should be recognized by a U.S. holder upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Split should equal the aggregate tax basis in the Common Stock surrendered and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

Text of Proposed Amendment; Effectiveness

The text of the proposed Reverse Stock Split Amendment is set forth in Annex B to this Proxy Statement. If and when effected by our Board, the Reverse Stock Split Amendment will become effective upon its filing with the Secretary of State of Delaware.

Required Vote

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock and preferred stock (voting together as a single class) represented in person or by proxy and entitled to vote is required for approval of the Reverse Stock Split Proposal. Abstentions are considered present for purposes of establishing a quorum as to this matter but will have no effect on the approval of the Reverse Stock Split Proposal. Broker non-votes are considered present for purposes of establishing a quorum as to this matter but will not affect the outcome of the vote on this matter.

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Recommendation of the Board

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL 5

INCREASE IN AUTHORIZED SHARES AMENDMENT

General

The Board has approved an amendment to our Amended and Restated Certificate of Incorporation, as amended to date, to increase the number of authorized shares of common stock from one hundred sixty million (160,000,000) to four hundred million (400,000,000) (the “Authorized Shares Amendment”). The Authorized Shares Amendment will not change the number of authorized shares of preferred stock.

Of the 160,000,000 shares of common stock that are currently authorized, as of May 16, 2025, 44,449,424 shares of common stock were issued and outstanding, 19,277,880 shares of common stock were reserved for issuance upon the exercise of outstanding warrants and prefunded warrants, 55,734,113 shares of common stock were reserved for issuance upon the exercise of preferred shares (including dividend shares) 5,596,183 shares of common stock were reserved for issuance upon the exercise of outstanding stock options pursuant to our equity incentive plans, including our employee stock purchase plan, 3,766,383 shares of common stock were reserved for issuance upon the exercise of outstanding non plan stock options and RSUs, and 5,563,391 shares were reserved for future issuance pursuant to our equity incentive plans, including our employee stock purchase plan.

The additional shares of common stock authorized for issuance by the Authorized Shares Amendment would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the common stock presently issued and outstanding. The full text of the proposed Authorized Shares Amendment, which would be filed as a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, is attached to this Proxy Statement as Annex C. However, the text of the Authorized Shares Amendment is subject to revision as may be required by the Secretary of State of the State of Delaware or as the Board deems necessary and advisable to effect the Authorized Shares Amendment.

Provided our stockholders approve the Authorized Shares Amendment, the increased number of shares would be authorized for issuance, but such shares would remain unissued until such time as the Board approves a specific issuance of shares. We currently have no plans or arrangements to issue the additional authorized shares of common stock resulting from the Authorized Shares Amendment.

If the proposed Authorized Shares Amendment is approved by our stockholders, it will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. We plan to file such Certificate of Amendment as soon as practicable after the Meeting. However, the Board reserves its right to elect not to proceed with and abandon the Authorized Shares Amendment if it determines, in its sole discretion at any time, that this proposal is no longer in the best interests of our stockholders.

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Background and Purpose of the Authorized Shares Amendment

We have incurred net losses since our inception. We expect to incur future net losses and our transition to profitability is dependent upon, among other things, the successful development and commercialization of our products and the achievement of a level of revenues adequate to support the cost structure. Until we achieve profitability or generate positive cash flows, we will continue to be dependent on raising additional funds. We intend to fund our future operations through cash on hand, additional private and/or public offerings of debt or equity securities or a combination of the foregoing.

Our success in achieving our business objectives depend on our ability to raise additional capital in the future, and the Board believes it is in the best interests of the Company and its stockholders to have sufficient flexibility to issue additional shares in the future on a timely basis if such need arises in connection with potential financings or other corporate purposes. Approval of the Authorized Shares Amendment would enable us to take advantage of market conditions, the availability of more favorable financings and other strategic transactions, without the potential delay and expense associated with convening a special stockholders’ meeting.

In addition, our success also depends in part on our continued ability to attract, retain and motivate highly qualified management and key personnel, which is of particular concern in the competitive biopharmaceutical industry. If the Authorized Shares Amendment is not approved by our stockholders, the lack of unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities could adversely impact our ability to achieve these goals to retain employees.

Effect of the Authorized Shares Amendment

The additional common stock to be authorized by adoption of the Authorized Shares Amendment would have rights identical to our currently outstanding common stock. Adoption of the Authorized Shares Amendment would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share, if any, book value per share and voting power and percentage interest of the current holders of common stock, in each case to the extent that any additional shares of common stock are ultimately issued out of the increase in authorized shares proposed in the Authorized Shares Amendment. The proposed increase in the number of authorized shares of common stock will not, by itself, have an immediate dilutive effect on our current stockholders. However, if the Authorized Shares Amendment is approved, unless otherwise required by applicable law or stock exchange rule, the Board will be able to issue the additional shares of common stock from time to time in its discretion without further action or authorization by the stockholders. We currently have no specific plans, arrangements or understandings to issue additional shares of common stock. The newly authorized shares of common stock would be issuable for any proper corporate purpose, including capital raising transactions of equity or convertible debt securities, the establishment of collaborations or other strategic agreements, stock splits, stock dividends, issuance under current or future equity incentive plans, future acquisitions, investment opportunities or for other corporate purposes.

Potential Anti-Takeover Effect of the Authorized Shares Amendment

An increase in the number of authorized but unissued shares of common stock relative to the number of outstanding shares of common stock may also, under certain circumstances, be construed as having an anti-takeover effect. Although not designed or intended for such purposes, the effect of the Authorized Shares Amendment might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of us and the removal of management, which stockholders might otherwise deem favorable. For example, the authority of the Board to issue common stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of us because the issuance of additional common stock would dilute the voting power of the common stock then outstanding. Our common stock could also be issued to purchasers who would support the Board in opposing a takeover bid which our Board determines not to be in our best interests and those of our stockholders. In addition to the Authorized Shares Amendment, the Amended and Restated Certificate of Incorporation and our Bylaws also include other provisions that may have an anti-takeover effect. These provisions, among other things, permit the Board to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders, provide that special meetings of stockholders may only be called by the majority of our Board and certain of our officers and do not provide for cumulative voting rights, all of which could make it more difficult for stockholders to effect certain corporate actions and may delay or discourage a change in control. The Board is not presently aware of any attempt, or contemplated attempt, to acquire control of the Company, and the Authorized Shares Amendment is not part of any plan by the Board to recommend or implement a series of anti-takeover measures.

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Vote Required

The affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock and preferred stock (voting together as a single class) represented in person or by proxy and entitled to vote is required for approval of the Increase in Authorized Shares Proposal and the affirmative vote of a majority of the votes cast at the Meeting by the holders of Common Stock (voting separately as a class) represented in person or by proxy. Abstentions by holders of Common Stock are considered present for purposes of establishing a quorum as to this matter but will have no effect on the approval of the Increase in Authorized Shares Proposal. Broker non-votes with respect to Common Stock are considered present for purposes of establishing a quorum as to this matter but will not affect the outcome of the vote on this matter.

Recommendation of the Board

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE INCREASE IN AUTHORIZED SHARES PROPOSAL

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CORPORATE GOVERNANCE

Director Independence

Our Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our Board has determined that, Messrs. Shaked, Matheis and McGrath, and Ms. Karah are “independent directors” as defined in the Nasdaq Listing Rules and Rule 10A-3 promulgated under the Exchange Act.

Meetings of the Board

Our Board met telephonically 8 times during the fiscal year ended December 31, 2024 and also acted by unanimous written consent on 8 occasions. Each member of our then current Board was present for at least 88% percent or more of the Board meetings held.

Board Committees

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

Our Audit Committee is comprised of Messrs. Shaked, McGrath and Matheis, each of whom is an independent director. Mr. McGrath is the Chairman of the Audit Committee. Mr. McGrath is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter (which is reviewed annually) and performs several functions. The Audit Committee charter is available on our website at https://dariohealth.investorroom.com under the “For Investors—Corporate Governance” section. The Audit Committee:

●	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engage such independent auditor;

●	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approve in advance any non-audit service to be provided by our independent auditor;

●	monitors the independence of our independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and our independent auditor the results of the annual audit and reviews of our quarterly financial statements; and

●	oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the Board.

The Audit Committee met telephonically on 4 occasions during the fiscal year ended December 31, 2024 and also acted by unanimous written consent on 8 occasions. Each of the members of the Audit Committee attended 100% of the meetings held by the Audit Committee during the time each director served as a member of the committee.

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Compensation Committee

Our Compensation Committee is comprised of Messrs. Shaked, McGrath and Ms. Karah. Mr. McGrath is the Chairman of the Compensation Committee.

The Compensation Committee reviews or recommends the compensation arrangements for our management and employees and also assists our Board in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter (which is reviewed annually) and performs several functions. The Compensation Committee charter is available on our website at https://dariohealth.investorroom.com under the “For Investors—Corporate Governance” section.

The Compensation Committee has the authority to directly engage, at our expense, any compensation to consultants, or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of employee, executive and director compensation.

The Compensation Committee met telephonically on 1 occasions during the fiscal year ended December 31, 2024 and acted by unanimous written consent on 14 occasion.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently comprised of Messrs. Matheis and Shaked. Mr. Matheis is the Chairman of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board for consideration. This committee also has the authority to oversee the hiring of potential executive positions in our company. The Nominating and Corporate Governance Committee operates under a written charter, which will be reviewed and evaluated at least annually.

For the fiscal year ended December 31, 2024, we did not pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential nominees for our Board. We have not received any recommendations from stockholders for Board nominees. All of the nominees for election at the Meeting are current members of our Board.

The Nominating and Corporate Governance Committee will review a reasonable number of candidates for director recommended by stockholders who satisfy the notice, information and consent provisions set forth in the Company’s Bylaws. The Board will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. A stockholder wishing to formally nominate an individual for election to the Board must do so by following the procedures described in the Company’s Bylaws. There has been no change to the procedures by which stockholders may recommend nominees to our Board. For information concerning stockholder proposals, see “Stockholder Proposals” below in this Proxy Statement.

The Board believes that all of its directors should have the highest personal integrity and have a record of exceptional ability and judgment. The Board also believes that its directors should ideally reflect a mix of experience and other qualifications. There is no firm requirement of minimum qualifications or skills that candidates must possess. The Nomination and Corporate Governance Committee evaluates director candidates based on a number of qualifications, including their independence, judgment, leadership ability, expertise in the industry, experience developing and analyzing business strategies, financial literacy, risk management skills, and, for incumbent directors, his or her past performance.

The Nomination and Corporate Governance Committee acted by unanimous written consent on 1 occasion during the fiscal year ended December 31, 2024.

Each of the nominees for election at this Meeting was recommended to the Board by the Nominating and Corporate Governance Committee.

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Board Leadership Structure and Role in Risk Oversight

Our Board’s, including our Audit and Compensation Committees’, as appropriate, role in risk oversight includes risk analysis and assessment in connection with each financial and business review, update and decision-making proposal and is an integral part of all Board deliberations. Each of our Board committees is focused on specific risks within their areas of responsibility, but the Board believes that the overall enterprise risk management process is more properly overseen by all of the members of the Board. The Audit Committee is responsible for overseeing the management of financial and accounting risks. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. While each Committee is responsible for the evaluation and management of such risks, the entire Board is regularly informed through Committee reports. The Board incorporates the insight provided by these reports into its overall risk management analysis.

The Board’s role in our risk oversight is consistent with our leadership structure, with our Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board providing oversight in connection with those efforts.

Code of Conduct

On March 5, 2013, our Board adopted a Code of Conduct which is available on our internet website at https://dariohealth.investorroom.com/CorporateGovernance.

Procedures for Contacting Directors

The Board has established a process for stockholders to send communications to the Board. Stockholders may communicate with the Board generally or a specific director at any time by writing to: DarioHealth Corp., at 322 W. 57th St. New York, New York 10019, Attention: Chen Franco-Yehuda. We review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board generally, to the Chairman of the Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the Board.

Attendance at Special and Annual Stockholder Meetings

We encourage our directors to attend our special and annual stockholder meetings. Mr. Erez Raphael, our Chief Executive Officer and Zvi Ben David, our former Chief Financial Officer, Secretary and Treasurer, attended our last annual stockholder meeting.

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Executive Compensation

The following table summarizes compensation of our named executive officers, as of December 31, 2023 and 2024.

Summary Compensation Table

Name and								Option		Non-equity	Non- qualified	All Other
Principal								Awards		incentive plan	incentive plan	Compensation		Total
Position	Year	Salary ($)*		Bonus ($)		Stock Awards		($)**		compensation	compensation	($)		($)
Erez Raphael	2024	$448,293	(1)	$—	(2)	$1,344,000	(3)	$—		—	—	$169,791	(4)	$1,962,084
(Chief Executive Officer)	2023	$446,307	(1)	$101,939	(2)	$—	(3)	$—		—	—	$173,941	(4)	$722,187

Zvi Ben David	2024	$327,311	(5)	—	(6)	$672,000	(7)	$—		—	—	$87,144	(8)	$1,086,455
(former Chief Financial Officer)	2023	$243,419	(5)	31,479	(6)	$—	(7)	$—		—	—	$67,686	(8)	$342,584

Richard Anderson	2024	$345,000	(9)	—	(10)	$—	(11)	$962,250	(12)	—	—	$59,074	(12)	$1,366,324
(Former President)	2023	$400,000	(9)	80,000	(10)	$—	(11)	$—	(12)	—	—	$56,648	(12)	$536,648

Steven Nelson	2024	$212,308	(13)	$—		$—		$532,500	(14)	—	—	$44,564	(15)	$789,372
(Chief Commercial Officer) (20)	2023	$—	(13)	$—		$—		$—	(14)	—	—	$—	(15)	$—

Tomer Ben Kiki	2024	$384,041	(16)	$—		$—		$1,573,421	(17)	—	—	$38,690	(18)	$1,996,152
(Former Chief Operations Officer) (20)	2023	$—	(16)	$—		$—		$—	(17)	—	—	$—	(18)	$—

*	Certain compensation paid by the company is denominated in New Israeli Shekel (or the NIS). Such compensation is calculated for purposes of this table based on the annual average currency exchange for such period.

**	Amount shown does not reflect dollar amount actually received. Instead, this amount reflects the aggregate grant date fair value of each stock option granted in the fiscal years ended December 31, 2024, and December 31, 2023, computed in accordance with the provisions of ASC 718 “Compensation-Stock Compensation” (“ASC 718”). Assumptions used in accordance with ASC 718 are included in Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”).

(1)	In accordance with his second amendment to the employment agreement with our company effective August 11, 2013, Mr. Raphael was initially entitled to a monthly salary of NIS 44,000. Since August 2013, the Compensation Committee has approved several increases to Mr. Raphael’s monthly salary, most recently on April 1, 2021, when his monthly salary was increased to NIS 137,466 (approximately $37,078 per month).

(2)	In March 2023, Mr. Raphael was paid a bonus of $101,939 for his performance during 2022.

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(3)	On March 6, 2024, Mr. Raphael was granted 800,000 restricted shares of our common stock under our 2020 Equity Incentive Plan.

(4)	In addition to his salary, Mr. Raphael is entitled to receive a leased automobile and mobile phone during his employment as well as reimbursements for expenses accrued. These benefits, as well as other social benefits under Israeli law, are included as part of his “All Other Compensation.”

(5)	In accordance with his employment agreement with our company effective January 8, 2015, Mr. Ben David was initially entitled to a monthly salary and additional compensation (excluding social benefits under applicable Israeli law) of NIS 31,200 (approximately $8,415) for providing eighty percent of his working time to our company. Beginning on March 1, 2015, Mr. Ben David began working for us on a full-time basis pursuant to the terms of his employment agreement at which point Mr. Ben David’s salary was increased to NIS 39,000 (approximately $10,519 per month. Since March 2015, the Compensation Committee has approved several increases to Mr. Ben David’s salary, most recently on March 1, 2024, when his monthly salary was updated to NIS 105,000 (approximately $28,471).

(6)	In March 2023, Mr. Ben David was paid a bonus of $31,479 for his performance during 2022.

(7)	On March 6, 2024, Mr. Ben David was granted 400,000 restricted shares of our common stock under our 2020 Equity Incentive Plan.

(8)	In addition to his salary, Mr. Ben David is entitled to receive a mobile phone during his employment as well as reimbursements for expenses accrued. These benefits, as well as other social benefits under Israeli law, are included as part of his “All Other Compensation.”

(9)	In accordance with his employment agreement, effective in January 2020, Mr. Anderson was entitled to a monthly salary of $27,916.67. As of April 2022, Mr. Anderson was entitled to a monthly salary of $33,333.33.

(10)	In April 2023, Mr. Anderson was paid a bonus of $80,000 for his performance during 2022.

(11)	On March 6, 2024, Mr. Anderson was granted 750,000 options to purchase shares of our common stock under our 2020 Equity Incentive Plan, at an exercise price of $1.68 per share.

(12)	In addition to his salary, Mr. Anderson was entitled to participate in any and other benefit plans and programs that we may offer to our employees from time to time according to the terms of such plans and our practices and policies as well as reimbursements for expenses accrued. These benefits are included as part of his “All Other Compensation.”

(13)	In accordance with his employment agreement, effective in June 2024, Mr. Nelson was entitled to a monthly salary of $33,333.33.

(14)	On June 5, 2024, Mr. Nelson was granted 500,000 options to purchase shares of our common stock as an inducement grant pursuant to Nasdaq Listing Rule 5635 (c)(4), at an exercise price of $1.35 per share.

(15)	In addition to his salary, Mr. Nelson is entitled to participate in any and other benefit plans and programs we may offer to our employees from time to time according to the terms of such plans and the Company’s practices and policies as well as reimbursements for expenses accrued. These benefits are included as part of his “All Other Compensation.”

(16)	In accordance with his employment agreement, effective in February 2024, Mr. Ben-Kiki was entitled to a monthly salary of $35,417.

(17)	On February 15, 2024, Mr. Ben-Kiki was granted 717,946 options to purchase shares of our common stock as an inducement grant pursuant to Nasdaq Listing Rule 5635 (c)(4), at an exercise price of $2.55 per share. On November 4, 2024, Mr. Ben-Kiki was granted a Warrant to purchase 319,653 shares of our common stock at an exercise price of $0.9475 per share.

(18)	In addition to his salary, Mr. Ben-Kiki was entitled to participate in any and other benefit plans and programs that we may offer to our employees from time to time according to the terms of such plans and our practices and policies as well as reimbursements for expenses accrued. These benefits are included as part of his “All Other Compensation.”

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All compensation awarded to our executive officers was independently reviewed by our Compensation Committee.

Employment and Related Agreements

Except as set forth below, we currently have no other written employment agreements with any of our officers and directors. The following is a description of our current executive employment agreements:

Erez Raphael, Chief Executive Officer and a Member of the Board – On August 30, 2013, LabStyle Innovation Ltd., our Israeli subsidiary, entered into an amendment to a Personal Employment Agreement with Mr. Raphael in connection with his August 2013 appointment as our President and Chief Executive Officer. Pursuant to the terms of his employment agreement as amended, Mr. Raphael is entitled to a monthly salary of NIS 137,466 (approximately $37,275) and a target bonus equal to 75% of his annual base salary.

On July 25, 2017, we, through our Israeli subsidiary, LabStyle Innovation Ltd., executed an Amended and Restated Employment Agreement with Mr. Raphael. Pursuant to the agreement, Mr. Raphael kept his monthly salary and shall be eligible for an annual bonus equal to up to 60% of his annual base salary. Mr. Raphael’s employment agreement expired on December 31, 2020. In the event Mr. Raphael’s employment agreement is terminated by us at will, by Mr. Raphael for good reason as provided thereby, or in conjunction with a change of control, Mr. Raphael shall be entitled to receive 24 months base salary and severance payment pursuant to applicable Israeli severance law, provided, however, that in the event such termination occurs during the final year of the term, or within the last 6 months of a renewal period of the term, Mr. Raphael shall be entitled to receive 12 months base salary and severance payment pursuant to applicable Israeli severance law. In the event the employment agreement is terminated by us for cause, Mr. Raphael will only be entitled to a severance pay under applicable Israeli severance law. Mr. Raphael’s employment agreement also includes a one-year non-competition and non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions. Under the terms of the agreement, Mr. Raphael is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave, contributions to a manager’s insurance policy and study fund and car and mobile phone allowances. On February 12, 2020, we extended the term of Mr. Raphael’s employment to expire on December 31, 2022.

Chen Franco-Yehuda, Chief Financial Officer, Treasurer and Secretary – On April 18, 2025, the Board appointed Ms. Franco-Yehuda, as our Chief Financial Officer, Treasurer and Secretary. In connection with her appointment, we through our wholly owned subsidiary Labstyle Innovation Ltd., entered into an employment agreement and a standard indemnification agreement with Ms. Franco-Yehuda. Pursuant to the terms of her Employment Agreement, we agreed to pay Ms. Franco-Yehuda a monthly salary of NIS 82,000 (approximately $22,245), as well as a target bonus equal to a gross amount of up to six times her base salary, subject to meeting certain milestones as annually approved by the Compensation Committee and/or the Board.

Ms. Franco-Yehuda’s employment agreement may be terminated by either party at will upon 90 days prior written notice or terminated by us for cause, as defined under the employment agreement. In the event the employment agreement is terminated by us at will, Ms. Franco-Yehuda shall be entitled to receive a minimum of 90 days of severance plus any required severance payment pursuant to applicable Israeli severance law, including an adjustment period where she will continue to receive severance (whereby Ms. Franco will accrue one month of an adjustment period for each year of her employment, commencing as of April 27, 2025, but in no event will the adjustment period exceed six (6) months in the aggregate). In the event the employment agreement is terminated by the Company for cause, Ms. Franco-Yehuda will only be entitled to a severance pay under applicable Israeli severance law. In the event of a change of control of the Company, Ms. Franco-Yehuda will be entitled to a six (6) month adjustment period and a full acceleration of any unvested awards. The Employment Agreement also includes a twelve-month non-competition and non-solicitation provision, certain confidentiality covenants and assignment of any of her company-related inventions to the company. Under the terms of the Employment Agreement, Ms. Franco-Yehuda is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave, contributions to a manager’s insurance policy and study fund and mobile phone allowances.

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In addition, the agreed to issue Ms. Franco-Yehuda 500,000 restricted shares Common Stock, pursuant to our Amended and Restated 2020 Equity Incentive Plan, as amended. The restricted shares vest over three years, with one third of such shares vesting on April 27, 2026, and the remaining shares vesting in equal quarterly amounts.

Zvi Ben David, Former Chief Financial Officer, Treasurer and Secretary – On January 8, 2015, LabStyle Innovation Ltd., our Israeli subsidiary, entered into a Personal Employment Agreement with Mr. Ben David. Pursuant to the terms of his employment agreement, as amended, Mr. Ben David is entitled to a monthly salary of NIS 105,000 (approximately $28,471) and a target bonus equal to 40% of his base salary. Mr. Ben David's employment agreement may be terminated by either party at will upon 90 days prior written notice or terminated by us for cause, as defined under the employment agreement. In the event the employment agreement is terminated by us at will, Mr. Ben David shall be entitled to receive 90 days of severance plus any required severance payment pursuant to applicable Israeli severance law. In the event the employment agreement is terminated by us for cause, Mr. Ben David will only be entitled to a severance pay under applicable Israeli severance law. The employment agreement also includes a twelve-month non-competition and non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions to the company. Under the terms of the employment agreement, Mr. Ben David is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave, contributions to a manager’s insurance policy and study fund and mobile phone allowances. On April 18, 2025, the Company, through its wholly owned subsidiary Labstyle Innovation Ltd., executed a Termination of Employment and Separation Agreement with Mr. Ben David, pursuant to which Mr. Ben David’s position as Chief Financial Officer, Secretary and Treasurer, terminated effective May 15, 2025. Pursuant to the terms of the agreement, Mr. Ben-David will remain a member of our advisory board. We also agreed to pay Mr. Ben-David, in lieu of his notice period and accrued vacation, a reduced monthly payment of 52,500 NIS (approximately $14,266) for the period from July 1, 2025 through December 31, 2025, and 47,775 NIS (approximately $12,982) for the period January 1, 2026 through October 31, 2027.

Steven Nelson, Chief Commercial Officer – On June 5, 2024, we appointed Mr. Nelson as our Chief Commercial Officer. In connection with Mr. Nelson’s appointment, we agreed to pay Mr. Nelson an annual base salary of $400,000. Mr. Nelson shall also be subject to a six-month non-competition and one-year non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions. Mr. Nelson will also be entitled to certain expense reimbursements and other standard benefits, including vacation and sick leave. In addition, Mr. Nelson will be entitled to receive an annual incentive bonus of up to $400,000, subject to certain milestones and performance targets. In conjunction with his appointment as Chief Commercial Officer, we agreed to issue Mr. Nelson a stock option to purchase up to 500,000 shares of common stock, with such shares vesting over three years, with one third of such shares vesting on June 1, 2025, and the remaining shares vesting in equal quarterly amounts. In addition, we agreed to issue Mr. Nelson a stock option to purchase 400,000 shares of common stock, of which 150,000 shares commence vest upon our achieving 92% of a targeted revenue amount for the year ended December 31, 2024, and the remaining balance of 250,000 shares if the annual revenue is 100% or more of a targeted amount, provided, however that such options shall be canceled if the annual revenue does not reach at least 92% of the targeted amount. We also agreed to issue Mr. Nelson a stock option to purchase 450,000 shares of common stock, for each of the years ending December 31, 2025, December 31, 2026 and December 2027, of which 150,000 shares commence vesting if the Company’s annual revenue is at least 92% of a targeted amount, 150,000 shares commence vesting if the Company’s annual revenue is 100% or more of the targeted amount and an additional 150,000 shares will commence vesting upon reaching certain annual goals as determined by the Board for such fiscal year, provided, however that such options shall be canceled if the annual revenue does not reach at least 92% of the targeted amount. Each of the performance options vests over a three-year period commencing on the first day of the following fiscal year to which such option relates, at the rate of 8.33% per quarter, at the last day of the relevant fiscal quarter. All options were granted as an inducement material to Mr. Nelson becoming an employee of the Company, in accordance with Nasdaq Listing Rule 5635(c)(4).

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Richard Anderson, Former President and General Manager of North America – On January 7, 2020, we appointed Mr. Anderson as our President and General Manager of North America. In connection with Mr. Anderson’s appointment, we agreed to pay Mr. Anderson an annual base salary of $335,000. Mr. Anderson was also entitled to certain expense reimbursements and other standard benefits, including vacation and sick leave. On April 1, 2022, Mr. Anderson’s base salary was increased to $400,000. In addition, Mr. Anderson was entitled to receive an annual incentive bonus of up to $250,000, subject to certain milestones and performance targets. In addition, and in conjunction with his appointment as President and General Manager of North America, we agreed to issue Mr. Anderson a stock option to purchase up to 90,000 shares of common stock at an exercise price of $8.41 per share, subject to vesting. Mr. Anderson was also issued a stock option to purchase up to 90,000 shares of common stock at an exercise price of $8.41 per share, subject to vesting and the achievement of certain business revenue targets. In that regard, Mr. Anderson’s option will vest as follows: (i) 22,500 shares shall vest following fiscal year 2020 if our business-to-business revenues reach or exceed $6 million in the aggregate, or a pro-rated amount equal to the percentage achievement of such target, assuming the Company’s GAAP revenues in 2020 will reach at least $11 million in the aggregate; (ii) 22,500 shares shall vest following fiscal year 2021 if our business-to-business revenues reach or exceed $15 million in the aggregate, or a pro-rated amount equal to the percentage achievement of such target, assuming the Company’s GAAP revenues in 2021 will reach at least $19.5 million in the aggregate; (iii) 22,500 shares shall vest following fiscal year 2022 if our business-to-business revenues reach or exceed $40 million in the aggregate, or a pro-rated amount equal to the percentage achievement of such target, assuming the Company’s GAAP revenues in 2022 will reach at least $38 million in the aggregate; and (iv) 22,500 shares shall vest following fiscal year 2023 if our business-to-business revenues reach or exceed $80 million in the aggregate, or a pro-rated amount equal to the percentage achievement of such target, assuming the Company’s GAAP revenues in 2023 will reach at least $62 million in the aggregate. The performance options for 2020, 2021, 2022 and 2023 did not vest and have expired.

On May 30, 2024, we and Mr. Anderson, mutually agreed that Mr. Anderson would cease serving in his role as President of the Company and would continue as a consultant and member of our advisory board.

Tomer Ben-Kiki, Former Chief Operating Officer. Mr. Ben-Kiki acted as the Company’s Chief Operating Officer between February 15, 2024, and August 7, 2024. Under Mr. Ben-Kiki’s employment agreement he was entitled to earn an annual salary of $212,000 for his work in the United States, and 65,000 NIS per month for his work in Israel. Mr. Ben-Kiki was also entitled to a bonus of up to 20% of his base salary, subject to certain performance objectives as defined by the Board. In addition, he was entitled to receive a stock option to purchase up to 1,017,947 shares of Common Stock, at an exercise price of $2.55 per share, which were granted as an inducement material to Mr. Ben-Kiki becoming an employee of the company, in accordance with Nasdaq Listing Rule 5635(c)(4). On August 7, 2024, we and Tomer Ben-Kiki, mutually agreed that Mr. Ben-Kiki would be relieved from his role as Chief Operating Officer and re-assigned to serve in a non-executive management role as our Chief Technology Officer. In connection with his departure from his role, we made a consulting agreement with Mr. Ben-Kiki.

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Outstanding Equity Awards on December 31, 2024

				Equity
				incentive
				plan awards:
	Number of	Number of		Number of
	securities	securities		securities
	underlying	underlying		underlying
	unexercised	unexercised		unexercised	Option	Option
	options (#)	options (#)		unearned	exercise	expiration
Name	exercisable	unexercisable		options (#)	price ($)	date
Zvi Ben David	27,827	—		—	$7.74	February 12, 2026
(Chief Financial Officer, Secretary and Treasurer)

Richard Anderson	90,000				$8.410	January 30, 2026
(President and General Manager of North America)	91,652				$17.890	January 19, 2031
	112,500	22,500	(1)		$7.190	May 18, 2032
	515,625	234,375	(1)		$1.680	March 6, 2034

Steven Nelson		500,000	(2)	—	$1.35	June 5, 2034
(Chief Commercial Officer)

Tomer Ben-Kiki	398,293	319,654	(3)		$2.55	February 15, 2034
(Former Chief Operating Officer)

Total Option Shares	1,235,897	1,076,529

(1)	Vests in 12 equal quarterly installments over a three-year period.

(2)	One third vests after one year followed by 8 equal quarterly amounts over the following two years.

(3)	Unvested options were cancelled.

We do not have any formal policy that requires us to grant, or avoid granting, equity-based compensation at certain times. We do not grant equity awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, and do not time the public release of such information based on award grant dates. The timing of any equity grants to executive officers or directors in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an executive officer’s commencement of employment or promotion effective date).

During the year ended December 31, 2024, there were no equity grants made to our executive officers during any period beginning four business days before the filing of a periodic report or current report disclosing material non-public information and ending one business day after the filing or furnishing of such report with the Securities and Exchange Commission that were likely to result in changes to the price of our common stock, and do not time the public release of such information based on award grant dates.

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our CEO and our other Named Executive Officer (“NEO”) and certain financial performance of the Company for each of the fiscal years ended December 31, 2023, and 2024.

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Fiscal Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO	Summary Compensation Table Total for Other NEOs	Compensation Actually Paid to Other NEOs	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (Loss)
2024	$1,962,084	$1,678,609	$5,238,304	$3,782,931	$45.70	$(42,747,000)
2023	$722,187	$274,283	$879,232	$576,066	$40.13	$(59,427,000)

Compensation actually paid to our Chief Executive Officer represents the total compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

Adjustments to Determine Compensation “Actually Paid” to our Chief Executive Officer	2024	2023
Total Compensation in the Summary Compensation Table	$1,962,084	$722,187
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(1,344,000)	-
Deduction for Amounts Reported under “Option Awards” Column in the Summary Compensation Table	-	-
Increase for Fair Value of Awards Granted During Fiscal Year that Remain Unvested as of Year End, Determined as of Applicable Fiscal Year End	157,220	-
Increase for Fair Value of Awards Granted During Fiscal Year that Vested during Applicable Fiscal Year, Determined as of Vesting Date	903,305	-
Increase/deduction for Awards Granted During Prior Fiscal Year that were Outstanding and Unvested as of Applicable Fiscal Year End	-	(351,996)
Increase/deduction for Awards Granted During Prior Fiscal Year that Vested During Applicable Fiscal Year	-	(95,908)
Total Adjustments	(283,475)	(447,904)
Compensation Actually Paid to the CEO	$1,678,609	$274,283

Adjustments to Determine Compensation “Actually Paid” to our Other Named Executive Officers	2024	2023
Total Compensation in the Summary Compensation Table	$5,238,304	$879,232
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(672,000)	-
Deduction for Amounts Reported under “Option Awards” Column in the Summary Compensation Table	(3,068,171)	-
Increase for Fair Value of Awards Granted During Fiscal Year that Remain Unvested as of Year End, Determined as of Applicable Fiscal Year End	596,365	-
Increase for Fair Value of Awards Granted During Fiscal Year that Vested during Applicable Fiscal Year, Determined as of Vesting Date	1,688,434	-
Increase/deduction for Awards Granted During Prior Fiscal Year that were Outstanding and Unvested as of Applicable Fiscal Year End	-	(157,758)
Increase/deduction for Awards Granted During Prior Fiscal Year that Vested During Applicable Fiscal Year	-	(145,408)
Total Adjustments	(1,455,373)	(303,166)
Compensation Actually Paid to our other Named Executive Officers	$3,782,931	$576,066

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Relationship Between Financial Performance Measures

The relationships between the compensation actually paid to our CEO and the compensation actually paid to our other NEOs, with (i) our cumulative total shareholder return (“TSR”), and (ii) our net income (loss), in each case, for the fiscal years ended December 31, 2024, and 2023 is described as follows:

From 2023 to 2024, the compensation actually paid to our Chief Executive Officer increased by approximately 512%, from $274,283 to $1,678,609. From 2023 to 2024, the compensation actually paid to our other Named Executive Officers, including Richard Anderson, Zvi Ben-David, Steven Nelson and Tomer Ben Kiki, increased by approximately 557%, from $576,066 to $3,782,931. Over this same period, the Company’s TSR decreased by approximately 54.30% from $100 to $45.70. Our cumulative TSR for the two-years period ended December 31, 2024, was $18.37. Our net loss decreased by 28.1%, from approximately $(59,427,000) to $(42,747,000), due largely to the increase in our gross profit.

Non-Employee Director Remuneration Policy

In March 2013, our Board adopted the following non-employee director remuneration policy:

Cash Awards

Our non-employee directors (currently Messrs. Shaked, Matheis, McGrath, Leisure, Stern and Ms. Karah) will receive the following cash payments for each fiscal year: (i) $50,000 per year, to be paid quarterly in arrears and (ii) $20,000 for Board committee service, to be paid quarterly in arrears. Commencing the second quarter of 2024 Messrs Shaked, Mathies, Stern and Ms. Karah have waived their cash compensation.

Stock and Option Awards

On March 6, 2024, the Compensation Committee of our Board approved the following issuances, each was done under our 2020 Equity Incentive Plan: (i) 90,000 restricted shares of our common stock to Mr. Shaked; (ii) 80,000 restricted shares of our common stock to Mr. McGrath; and (iii) 70,000 restricted shares of our common stock to each of Ms. Karah, Mr. Matheis, Mr. Stern and Mr. Leisure.

On February 24, 2025, our Compensation Committee of our Board approved to accelerate the vesting of 35,000 restricted shares of our common stock as well as approved the grant of 30,000 restricted shares of Common Stock to Mr. Leisure.

Mr. Leisure is also a Member of NearWater Growth, LLC (“NearWater”), which has provided investment and business consulting services to the Company since 2021 pursuant to a consulting agreement, as amended, by and between the Company and NearWater effective as of September 3, 2021, or the Consulting Agreement. As remuneration for such services, we agreed to pay NearWater a monthly cash retainer upon the successful completion of an equity financing resulting in gross proceeds in excess of $25 million and we further agreed to issue NearWater shares of Common Stock as equity compensation if certain milestones are met such as NearWater introducing entities to us for acquisition or partnership purposes, provided certain revenue milestones are met. Further, the Consulting Agreement provides for the payment to NearWater of 150,000 shares of Common Stock which shall vest quarterly over a four-year period. To date, NearWater has received approximately 258,000 shares of Common Stock and common stock purchase warrants to purchase up to 125,000 shares of common stock. On February 24, 2025, NearWater and we entered into a Second Amendment to the Consulting Agreement pursuant to which we agreed to pay NearWater a monthly retainer of $10,000. Mr. Leisure has in interest in, and will receive, the compensation due to NearWater.

Compensation Committee Review

The Compensation Committee shall, if it deems necessary or prudent in its discretion, reevaluate and approve in January of each such year (or in any event prior to the first Board meeting of such fiscal year) the cash and equity awards (amount and manner or method of payment) to be made to non-employee directors for such fiscal year. In making this determination, the Compensation Committee shall utilize such market standard metrics as it deems appropriate, including, without limitation, an analysis of cash compensation paid to independent directors of our peer group.

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The Compensation Committee shall also have the power and discretion to determine in the future whether non-employee directors should receive annual or other grants of options to purchase shares of common stock or other equity incentive awards in such amounts and pursuant to such policies as the Compensation Committee may determine utilizing such market standard metrics as it deems appropriate, including, without limitation, an analysis of equity awards granted to independent directors of our peer group.

Participation of Employee Directors; New Directors

Unless separately and specifically approved by the Compensation Committee in its discretion, no employee director of our company shall be entitled to receive any remuneration for service as a director (other than expense reimbursement as per prevailing policy).

New directors joining our Board shall be entitled to a pro-rated portion (based on months to be served in the fiscal year in which they join) of cash and stock option or other equity incentive awards (if applicable) for the applicable fiscal year at the time they join the Board.

Prior Awards to Management

On November 4, 2024, our Compensation Committee approved  amendments to certain previously issued awards of restricted shares of common stock in the aggregate amount of 68,750 and 250,000 shares of common stock, respectively, granted to Mr. Erez Raphael, our Chief Executive Officer, and Mr. Zvi Ben David, our Chief Financial Officer, in the aggregate amount of 23,750 and 125,000 shares of common stock, respectively, on May 18, 2022 and March 6, 2024 (collectively, the “Prior Awards”) to permit an immediate acceleration of the unvested portion of the Prior Awards in the event of change in control of the Company.

On April 18, 2025, our Compensation Committee approved the issuance of 500,000 restricted shares of the Company’s common stock, to Ms. Chen Franco-Yehuda, pursuant to our Amended and Restated 2020 Equity Incentive Plan, as amended. The restricted shares vest over three years, with one third of such shares vesting on April 27, 2026, and the remaining shares vesting in equal quarterly amounts.

Summary Director Compensation Table

The following table summarizes the annual compensation paid to our non-employee directors for the fiscal year ended December 31, 2024:

		Fees Paid						Non-
		or					Non-equity	qualified
Name and		Earned in			Option		incentive	deferred	All other
Principal		Cash	Stock		Awards		plan	compensation	compensation
Position	Year	($)	Awards		($)*		compensation	earnings	($)	Total ($)
Dennis McGrath	2024	$70,000	$134,400	(1)	$—	(2)	$—	$—	$—	$204,400
Jon Kaplan (13)	2024	$12,500	$117,600	(3)	$—	(4)	$—	$—	$—	$130,100
Dennis Matheis	2024	$17,500	$117,600	(5)	$—	(6)	$—	$—	$—	$135,100
Hila Karah	2024	$17,500	$117,600	(7)	$—	(8)	$—	$—	$—	$135,100
Yoav Shaked	2024	$17,500	$151,200	(9)	$—	(10)	$—	$—	$—	$168,700
Adam Stern	2024	$12,500	$117,600	(11)	$—	(12)	$—	$—	$—	$130,100

*	Amount shown does not reflect dollar amount actually received. Instead, this amount reflects the aggregate grant date fair value of each stock option granted in the fiscal year ended December 31, 2024, computed in accordance with the provisions of ASC 718. Assumptions used in accordance with ASC 718 are included in Note 9 to our consolidated financial statements included in the Annual Report.

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(1)	154,744 stock awards are outstanding as of December 31, 2024.

(2)	No option awards are outstanding as of December 31, 2024.

(3)	70,000 stock awards are outstanding as of December 31, 2024.

(4)	No option awards are outstanding as of December 31, 2024.

(5)	102,620 stock awards are outstanding as of December 31, 2024.

(6)	55,000 option awards are outstanding as of December 31, 2024.

(7)	218,751 stock awards are outstanding as of December 31, 2024.

(8)	No option awards are outstanding as of December 31, 2024.

(9)	253,896 stock awards are outstanding as of December 31, 2024.

(10)	No option awards are outstanding as of December 31, 2024.

(11)	178,341 stock awards are outstanding as of December 31, 2024.

(12)	No option awards are outstanding as of December 31, 2024.

(13)	Mr. Kaplan resigned from the Board on February 23, 2025.

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REPORT OF THE AUDIT COMMITTEE

In the course of our oversight of the Company’s financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2024; (2) discussed with the Auditors the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (the “PCOAB”) and the SEC; (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the standards of the PCOAB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

By the Audit Committee of the Board of DarioHealth Corp.

Dennis M. McGrath, Chairman Yoav Shaked Dennis Matheis

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Beneficial Ownership of Principal Stockholders, Officers and Directors

The following table sets forth information regarding the beneficial ownership of our Common Stock as of May 19, 2025, by each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, each of our named executive officers and directors; and all of our executive officers and directors as a group.

The following table shows the amount of our Common Stock beneficially owned as of May 19, 2025, by (i) each person or group as those terms are used in Section 13(d)(3) of the Exchange Act, believed by us to beneficially own more than 5% of our Common Stock, (ii) each of our named executive officers and directors, and (iii) all our executive officers and directors as a group. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

		Percent of
	Shares of	Common
	Common	Stock
	Stock Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned (1)
Officers and Directors
Erez Raphael (2)	1,886.509	4.2%
Zvi Ben David(3)	725,648	1.6%
Chen Franco-Yehuda (4)	-	-%
Steven Nelson (5)	221,667	*
Dennis McGrath (6)	134,744	*
Lawrence Leisure (7)	300,000	*
Hila Karah (8)	210,540	*
Yoav Shaked (9)	260,657	*
Adam Stern (10)	1,051,898	2.3%
Dennis Mathies (11)	209,409	*

All Executive Officers and Directors as a group (10 persons)	5,001,072	11.2%
5% Stockholders
Nantahala Capital Management LLC (12)	4,697,520	9.9%
Tasso Partners, LLC(13)	3,009,043	6.78%
Dana Carrera(14)	3,519,043	7.85%

*	Less than 1%

(1)	Percentage ownership is based on 44,449,424 shares of our Common Stock outstanding as of May 19, 2025 and, for each person or entity listed above, warrants or options to purchase shares of our Common Stock which exercisable within 60 days of such date.

(2)

Includes 1,388,158 vested restricted shares. Also includes 37,876 shares of our Common Stock, held by Dicilyon Consulting and Investment Ltd. Erez Raphael is the natural person with voting and dispositive power over our securities held by Dicilyon Consulting and Investment Ltd. The address of Dicilyon Consulting and Investment Ltd. is 10 Nataf St., Ramat Hasharon 4704063, Israel.

(3)	Includes 27,827 vested options to purchase Common Stock and 556,228 vested restricted shares. Includes 1,786 shares owned by his spouse, for which Mr. Ben David disclaims beneficial ownership except to the extent of his pecuniary interest therein.

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(4)	Excludes 500,000 restricted shares which are not vested.

(5)	Excludes 333,000 options which are not vested.

(6)	Includes 134,744 vested restricted shares.

(7)	Includes 175,500 vested restricted shares, and warrants to purchase 125,000 shares.

(8)	Includes 161,397 vested restricted shares.

(9)	Includes 155,359 vested restricted shares. Includes 1,667 shares owned by his spouse, for which Mr. Shaked disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(10)	Includes 151,350 vested restricted shares. Includes warrants exercisable into 507,648 shares of Common Stock, Series C Preferred Stock and Series D Preferred Stock convertible into 244,500 of common stock, subject to a contractual beneficial ownership limitation of 4.99%.

(11)	Includes 55,000 vested options to purchase Common Stock and 70,120 vested restricted shares.

(12)

Based solely on information contained in Form 13GA filed with the SEC on March 6, 2025, and data provided by the holder. Includes 183,289 pre-funded warrants to purchase Common Stock issued in May 2019, shares of Preferred Stock A-1 issued on November 27, 2019, convertible into 673,807, 120,088 pre-funded warrants to purchase Common Stock issued in July 2020, 331,814 pre-funded warrants to purchase Common Stock issued in February 2022, shares of Series B-1 Preferred Stock issued on May 05, 2023 convertible into 1,483,503 shares of Common Stock and shares of Series C-1 Preferred Stock issued on February 21, 2024 convertible into 207,777 shares of Common Stock, subject to a contractual beneficial ownership limitation of 9.99% and excludes shares of Preferred Stock C-1 convertible into 1,772,420 shares of Common Stock and shares of Preferred Stock D-1 convertible into 9,589,043 shares of Common Stock.

(13)	Based solely on information contained in Form 13G/A filed with the SEC on May 13, 2025, and data provided by the holder. Includes (i) 1,762,907 shares of Common Stock, (ii) shares of Series C Preferred Stock convertible into 1,222,772 shares of Common Stock, and (iii) shares of Series C-2 Preferred Stock convertible into 23,364 shares of Common Stock, and excluding (i) shares of Series D-1 Preferred Stock convertible into 6,506,849 shares of Common Stock with no voting rights, and (ii) shares of Series D-3 Preferred Stock convertible into 2,228,918 shares of Common Stock.

(14)	Based solely on information contained in Form 13G/A filed with the SEC on May 13, 2025, and data provided by the holder. Includes (i) 1,887,907 shares of Common Stock, (iii) shares of Series C Preferred Stock convertible into 1,222,772 shares of Common Stock, (iii) shares of Series C-2 Preferred Stock convertible into 23,364 shares of Common Stock, and (iv) warrants to purchase 385,000 shares of Common Stock owned by the GCL Family Trust (the “Trust”), and excluding (i) shares of Series D-1 Preferred Stock convertible into 6,506,849 shares of Common Stock with no voting rights, and (ii) shares of Series D-3 Preferred Stock convertible into 2,228,918 shares of Common Stock, which are beneficially owned by Dana Carrera, the trustee of the Trust, and included pursuant to Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended.

Stockholder Communications

Stockholders wishing to communicate with the Board may direct such communications to the Board c/o the Company, Attn: Chen Franco-Yehuda. Ms. Franco-Yehuda will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

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Additional Information

In addition, we are subject to certain informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov. Stockholders who have questions in regard to any aspect of the matters discussed in this Proxy Statement should contact Chen Franco-Yehuda, Chief Financial Officer of the Company, at 322 W. 57th St. New York, New York 10019.

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STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be included in the Company’s proxy statement and form of proxy for use in connection with the Company’s 2026 Annual Meeting of Stockholders must be received by the Company’s Secretary at the Company’s principal executive offices at 322 W. 57th St. New York, New York 10019 and/or via electronic mail to ir@dariohealth.com, not less than 90 days nor more than 120 days prior to the annual meeting of stockholders and must otherwise satisfy the procedures contained in the Company’s Bylaws or as prescribed by Rule 14a-8 under the Exchange Act.

Stockholder proposals with respect to director nominees for use in connection with the Company’s 2026 Annual Meeting of Stockholders must be received by the Company’s Secretary at the Company’s principal executive offices at not less than 60 days before the date of the annual meeting of stockholders. A stockholder wishing to formally nominate an individual for election to the Board must do so by following the notice, information and consent provisions described in the Company’s Bylaws. In that regard, the stockholder must set forth the (a) the name, age, business address and the primary legal residence address of each nominee proposed in such notice, (b) the principal occupation or employment of such nominee, (c) the number of shares of capital stock of the Company which are owned directly or indirectly of record and directly or indirectly beneficially owned by the nominee and each of its affiliates (within the meaning of Rule 144 under the Securities Act of 1933, as amended), including any shares of the Company owned or controlled via derivatives, hedged positions and other economic and voting mechanisms, (d) any material agreements, understandings or relationships, including financial transactions and compensation, between the nominating stockholder and the proposed nominees and (e) such other information concerning each such nominee as would be required, under the rules of the SEC, in a proxy statement soliciting proxies in a contested election of such nominees. The Board will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. There has been no change to the procedures by which stockholders may recommend nominees to our Board.

It is suggested that any such proposals be submitted by certified mail, return receipt requested.

If we do not receive notice of a stockholder proposal within this timeframe, our management will use its discretionary authority to vote the shares they represent, as the Board may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

HOUSEHOLDING OF MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the address shown on the first page of this proxy statement. If you want to receive separate copies of the annual report and any proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the address shown on the first page of this proxy statement or by phone at (646) 665-4667.

OTHER MATTERS

As of the date of this proxy statement, our management knows of no matter not specifically described above as to any action which is expected to be taken at the Meeting. The persons named in the enclosed proxy, or their substitutes, will vote the proxies, insofar as the same are not limited to the contrary, in their best judgment, with regard to such other matters and the transaction of such other business as may properly be brought at the Meeting.

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IF YOU HAVE NOT VOTED BY INTERNET, PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By order of the Board,

/s/ Erez Raphael
Erez Raphael
Chief Executive Officer

New York, New York

May          , 2025

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Annex A

2020 Equity Incentive Plan

A-1

DarioHealth Corp.
2020 Equity Incentive Plan

Amended and Restated on ____________, 2025

1. Purposes.

(a) Eligible Recipients. The persons eligible to receive awards hereunder are the Employees, Directors and Consultants of the Company and its Affiliates.

(b) Available Awards. The purpose of the Plan is to provide a means by which eligible recipients of Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of: (i) Incentive Stock Options; (ii) Non statutory Stock Options; (iii) Stock Grants (with restrictions, Restricted Stock); and (iv) Restricted Stock Units.

(c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2. Definitions. The following capitalized terms have the following meanings. Other capitalized terms are defined elsewhere herein.

(a) “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest as determined by the Committee in its discretion. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b) “Award” means an award of any Option, Stock Grant, Restricted Stock, or RSU granted under the Plan or any Sub Plan.

(c) “Award Agreement” means an Option Agreement, Restricted Stock Award Agreement, or RSU Agreement.

(d) “Board” means the Board of Directors of the Company. If a Committee has been appointed to administer this Plan, references herein to the term “Board” shall apply to such Committee to the extent such Committee has been delegated authority over the applicable subject matter.

(e) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in New York City, New York are authorized or obligated by federal law or executive order to be closed.

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(f) “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise (i) if the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of “cause,” the definition contained therein or (ii) if no such agreement exists, or if such agreement does not define “cause:” (A) conviction of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude or dishonesty or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (B) participation in a fraud, misappropriation, or embezzlement of Company and/or its Affiliate funds or property or act of dishonesty against the Company and/or its Affiliate; (C) material violation of any rule, regulation, policy, or plan for the conduct of (as the case may be) any director, officer, employee, member, manager, consultant, or service provider of or to the Company or its Affiliates or its or their business (which, if curable, is not cured within five (5) Business Days after notice thereof is provided to the Participant); (D) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (E) gross negligence or willful misconduct with respect to the Company or an Affiliate; (F) material violation of U.S. state, federal, or other applicable (including non-U.S.) securities laws; or (G) material breach of Participant’s Proprietary Information and Inventions Agreement.

(g) “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i) An acquisition (whether directly from the Company or otherwise) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding Voting Securities.

(ii) The individuals who constitute the members of the full Board of Directors of the Company cease, by reason of a financing, merger, combination, acquisition, takeover, or other non-ordinary course transaction affecting the Company, to constitute at least fifty-one percent (51%) of the members of the full Board of Directors of the Company; or

(iii) Approval by the full Board of Directors of the Company and, if required, stockholders of the Company of, or execution by the Company of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding, or other non-binding document shall not constitute a Change of Control):

(A) A merger, consolidation, or reorganization involving the Company, where either or both of the events described in clauses (i) or (ii) above would be the result;

(B) A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator, or similar person for, or the filing by a third party of an involuntary bankruptcy against, the Company; or

(C) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company).

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(h) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Any reference to a section of the Code shall be deemed to include any regulations promulgated thereunder.

(i) “Committee” means a committee of members of the Board appointed by the Board in accordance with the provisions of Section 3(c) to administer this Plan.

(j) “Common Stock” means the common stock, par value $0.0001 of the Company.

(k) “Company” means DarioHealth Corp., a Delaware corporation, and any successor thereto.

(l) “Consultant” means any person, including an advisor engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services.

(m) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director, or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant, or Director or a change in the entity for which the Participant renders such service; provided, that, there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave, relocation, or any other personal or family leave of absence.

(n) “Director” means a member of the Board.

(o) “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it in Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

(p) “Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code (an “ISO Entity”). Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate for Incentive Stock Option purposes.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(r) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows.

(i)            If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the Nasdaq Stock Market, or quoted on a national exchange or other recognized securities quotation system (such as the OTC Bulletin Board/OTCQB Market), the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange, market, or quotation system (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination (or the closing price on the date immediately preceding such date if no sales activity occurred on the day of determination), as reported by Bloomberg or such other source as the Board deems reliable.

(ii)          In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board and such determination shall be conclusive and binding on all persons; provided, that, (A) with respect to Options that are Incentive Stock Options, the Board shall make such determination in accordance with the provisions of Section 422 of the Code and subject to all applicable regulations and any other applicable guidance promulgated pursuant thereto; (B) with respect to Options that are not Incentive Stock Options, the determination shall be in accordance with and applicable to regulations under Section 409A of the Code and any other applicable guidance promulgated pursuant thereto.

(s) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Non-Employee Director” means a Director who either: (i) is not a current Employee or Officer of the Company or its Parent or a Subsidiary, does not receive compensation (directly or indirectly) from the Company or its Parent or a Subsidiary for services rendered as a Consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(u) “Non statutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option and does not meet the requirements of, and is not governed by, the rules of Sections 421 through 424 of the Code.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means an Incentive Stock Option, a Non statutory Stock Option, or any other option granted pursuant to the Plan or any Sub Plan.

(x) “Option Award” means an award of any Option granted under the Plan or any Sub Plan.

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(y) “Option Agreement” means an agreement between the Company and an Option holder evidencing the terms and conditions of an individual Option Award. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(z) “Option holder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(aa) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations or other entities ending with the Company, if each of the corporations or other entities (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation or other entity that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(bb) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(cc) “Plan” means this 2020 Equity Incentive Plan, as amended and in effect from time to time.

(dd) “Restricted Stock” means an Award of shares of Common Stock subject to restrictions.

(ee) “Restricted Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff) “Restricted Stock Units” or “RSUs” means an Award that may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Committee and that may be settled for cash, shares of Common Stock, or other securities or a combination of cash, shares of Common Stock, or other securities as established by the Committee.

(gg) “RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award of Restricted Stock Units. Each RSU Agreement shall be subject to the terms and conditions of the Plan.

(hh) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ii) “Securities Act” means the Securities Act of 1933, as amended.

(jj) “Stock Grant” means an Award of shares of Common Stock.

(kk) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations or other entities beginning with the Company, if each of the corporations or other entities other than the last corporation or entity in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or entities in such chain. A corporation or other entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

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(ll) “Sub Plan” means any sub plan subject to the terms of the Plan.

(mm) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of an ISO Entity.

3. Administration.

(a) Administration by the Committee. The Committee shall administer the Plan unless the Board provides otherwise. Any interpretation of the Plan by the Committee and any decision by the Committee under the Plan shall be final and binding on all persons.

(b) Powers of the Committee. The Committee shall have the power, subject to and within the limitations of, the express provisions of the Plan:

(i)            to determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Award shall be granted; the provisions and terms of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to an Award; the number of shares of Common Stock with respect to which an Award shall be granted to each such person; and to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment (including Options exercisable via “cashless exercise”) and vesting provisions, as appropriate, and to specify the provisions of the Award relating to such grant;

(ii)            to construe and interpret (A) the Plan and apply its provisions and (B) Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission, or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(iii)           to promulgate, amend and rescind rules and regulations relating to the administration of the Plan or an Award;

(iv)          to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)            to determine whether each Option is to be an Incentive Stock Option or a Non statutory Stock Option;

(vi)          to amend any outstanding Award, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(vii)        to determine the duration and purpose of leaves of absences that may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

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(viii)       to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(ix)            to exercise discretion to make any and all other determinations that it determines to be necessary or advisable for the administration of the Plan; and

(x)            generally, to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i)             General. The Plan shall be administered by a committee or committees of one (1) or more members of the Board (subject to the provisions of Section 3(c)(ii) below), and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have, in connection with the administration of the Plan, the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two (2) members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

(ii)            Committee Composition when Common Stock is Publicly Traded. At such time as the Common Stock is publicly traded, unless otherwise determined by the Board not to comply with the exemption requirements of Rule 16b-3 or the rules of the applicable trading market on which the Common Stock is then traded, a Committee shall consist solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may delegate to a committee of one (1) or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two (2) or more Non-Employee Directors.

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4. Shares Subject to the Plan.

(a) Share Reserve. The Committee is authorized to grant Awards to acquire an aggregate number of shares of Common Stock, with the current amount of such shares equal to an aggregate of 17,897,652 shares of Common Stock and an increase to such amount for each of the calendar years ending on December 31, 2026, December 31, 2027, December 31, 2028, December 31, 2029 and December 31, 2030 by an additional number of shares of Common Stock equal to six percent (6%) of the number of shares of Common Stock issued and outstanding on a Fully Diluted Basis on the immediately preceding December 31. For purposes of this Section 4(a), the term “Fully Diluted Basis” means all issued and outstanding share capital (where options shall be deemed outstanding share capital until exercised) and all rights to acquire share capital including, without limitation, all securities convertible or exercisable into shares of Common Stock being deemed so converted and exercised, the conversion of any convertible stockholder loans into share capital, with all outstanding warrants, options, or any other right granted by the Company to receive shares of the Company’s share capital being deemed exercised in full. Notwithstanding the foregoing, the maximum number of shares that may be subject to Incentive Stock Options granted under the Plan shall be 3,000,000, subject to adjustment as provided in Section 11. Shares of Common Stock with respect to which Awards may be granted hereunder are subject to adjustment as set forth in Section 11 herein.

(b) Reversion of Shares to the Share Reserve. If any Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Award shall revert to the Plan and again become available for issuance under the Plan; provided, however, that in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code. Notwithstanding anything to the contrary contained herein, shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (i) shares tendered in payment of an Option or (ii) shares delivered or withheld by the Company to satisfy any tax withholding obligation.

Any shares of Common Stock subject to an Award that is canceled, forfeited (including as the result of shares of Common Stock subject to the Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan.

(c) Source of Shares. The shares of Common Stock subject to the Plan may be, in whole or in part, authorized and unissued shares, treasury shares, or shares reacquired by the Company in any manner.

(d) Adjustment Provision. Each reference to a number of shares of Common Stock in this Section 4 shall be subject to adjustment in accordance with the provisions of Section 11.

5. Eligibility.

(a) Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

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(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants.

(i)             A Consultant shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (A) that such grant (I) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (II) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (B) that such grant complies with the securities laws of all other relevant jurisdictions.

(ii)            As of April 7, 1999, Rule 701 and Form S-8 generally are available to Consultants and advisors only if: (A) they are natural persons; (B) they provide bona fide services to the issuer, its Parents, its majority-owned Subsidiaries, or majority-owned Subsidiaries of the issuer’s Parent; and (C) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

6. Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate and set forth in the Option Agreement approved by the Committee. All Options shall be separately designated as Incentive Stock Options or Non statutory Stock Options of U.S. Participants or 3(i) Options and Options granted under Section 102 of the Ordinance (as defined under the applicable Sub Plan) for Israeli Participants at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. No Option shall be treated as an Incentive Stock Option unless this Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided, that, any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Non statutory Stock Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions.

(a) Procedure for Exercise. An Option shall be deemed exercised when the Company receives (i) written or electronic notice of exercise in accordance with the Option Agreement from the person entitled to exercise the Option and (ii) full payment for the shares with respect to which the Option is exercised, together with any applicable withholding taxes. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Option Agreement and the Plan. The exercise price shall be denominated in the currency of the primary economic environment of, either the Company or the Participant (that is the functional currency of the Company or the currency in which the Participant is paid), as determined by the Company.

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(b) Term. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date it was granted, or the date set forth at the Option Agreement, as earlier.

(c) Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted or such other amount as may be required pursuant to the Code. Notwithstanding the foregoing, an Incentive Stock Option may have an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(d) Exercise Price of a Non statutory Stock Option. The exercise price of each Non statutory Stock Option granted shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Non statutory Stock Option may have an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

(e) Consideration. The exercise price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations as follows:

(i)             In cash and/or check payable to the order of the Company at the time the Option is exercised.

(ii)            At the discretion of the Committee at the time of the grant of the Option (or subsequently in the case of a Non statutory Stock Option), (A) by delivery to the Company of other Common Stock; provided, that, (I) the method of payment is then permitted under applicable law, (II) the Common Stock, if acquired directly from the Company, was owned by the Participant for a minimum period of time, if any, as may be established by the Committee in its sole discretion and (III) the Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements, or (B) in any other form of legal consideration that may be acceptable to the Committee.

(iii)           By payment in cash or by check, payable to the order of the Company, of the par value of the Common Stock to be acquired and by payment of the balance of the exercise price in whole or in part by delivery of the Participant’s recourse promissory note, in a form specified by the Committee and to the extent consistent with applicable law, secured by the Common Stock acquired upon exercise of the Option and such other security as the Committee may require.

(iv)           Except as may otherwise be provided in the applicable Option agreement or as approved by the Committee, in its sole discretion, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding.

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(v)            In the case of a Non statutory Stock Option, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (A) the number of shares underlying the portion of the Option being exercised less (B) such number of shares as is equal to (I) the aggregate exercise price for the portion of the Option being exercised divided by (II) the value of the Common Stock on the date of exercise and, at the election of the Participant, less (C) such number of shares as is equal to the withholding obligation (if any).

(vi)           By any combination of the above permitted forms of payment.

(f) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Option holder only by the Option holder. Notwithstanding the foregoing, the Option holder may, by delivering notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Option holder, shall thereafter be entitled to exercise the Option.

(g) Transferability of a Non statutory Stock Option. A Non statutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Non statutory Stock Option does not provide for transferability, then the Non statutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Option holder only by the Option holder. Notwithstanding the foregoing, the Option holder may, by delivering notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Option holder, shall thereafter be entitled to exercise the Option.

(h) Vesting Generally. An Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary.

(i) Termination of Continuous Service. In the event an Option holder’s Continuous Service terminates (other than upon the Option holder’s death or Disability or as a result of termination for Cause), and unless otherwise specified in the applicable Option Agreement, the Option holder may exercise his or her Option (to the extent that the Option holder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Option holder’s Continuous Service (or such shorter period specified in the Option Agreement or such different period as the Committee may prescribe) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Option holder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

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(j) Extension of Termination Date. An Option holder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Option holder’s Continuous Service (other than upon the Option holder’s death or Disability or as a result of termination for Cause) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in Section 6(b) or (ii) the expiration of a period of three (3) months after the termination of the Option holder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(k) Disability of Option holder. Unless otherwise provided in its Option Agreement, in the event that an Option holder’s Continuous Service terminates as a result of the Option holder’s Disability, the Option holder may exercise his or her Option (to the extent that the Option holder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such shorter period specified in the Option Agreement or such longer period as specified in the Option Agreement and approved by the Board) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Option holder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(l) Death of Option holder. Unless otherwise provided in its Option Agreement, in the event (i) an Option holder’s Continuous Service terminates as a result of the Option holder’s death or (ii) the Option holder dies within the period (if any) specified in the Option Agreement after the termination of the Option holder’s Continuous Service, then the Option may be exercised (to the extent the Option holder was entitled to exercise such Option as of the date of death) by the Option holder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance, or by a person designated to exercise the Option upon the Option holder’s death pursuant to Sections 6(f) or 6(g), but only within the period ending on the earlier of (A) the date twelve (12) months following the date of death (or such shorter period specified in the Option Agreement and approved by the Board) or (B) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(m) Termination of Continuous Service for Cause. Notwithstanding Sections 6 (i)-(l) above, in the event of termination of Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by Consultants or Directors of the Company or any of its Affiliates for Cause, all outstanding Option Awards granted to such Participant (whether vested or not) will immediately expire and terminate on the date of such termination and the holder of Option Awards shall not have any right in connection to such outstanding Option Awards, unless otherwise determined by the Committee. The shares of Common Stock covered by such Option Awards shall revert to the Plan.

(n) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange, inter-dealer quotation system, or other recognized securities quotation system on which the securities of the Company are listed, quoted or traded.

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7. Stock Grants and Restricted Stock Units. The Committee may grant Awards in the form of shares of Common Stock, with or without restrictions (with restrictions, “Restricted Stock”), and/or Restricted Stock Units. Restricted Stock Units are a right to receive shares of Common Stock (or their then Fair Market Value) at a specified future time. Restrictions on Restricted Stock and Restricted Stock Units may include transfer restrictions or the right of the Company to repurchase all or part of the shares at their issue price or other stated or formula price (or to require forfeiture of the shares if issued at no cost) from the Participant in the event that conditions specified by the Committee in the applicable Award Agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for the Award.

The Committee may, in its sole discretion, impose such conditions and/or restrictions on any Award of Restricted Stock or Restricted Stock Units pursuant to this Section 7 as it may deem advisable including, without limitation, a requirement that a Participant pay a stipulated purchase price for each share of Common Stock or Restricted Stock Unit awarded, time-based restrictions on vesting, or holding requirements or sale restrictions placed on the Common Stock upon vesting of any Award of Restricted Stock or settlement of any Restricted Stock Unit.

Unless determined otherwise by the Committee, in the event of termination of Continuous Service of a Participant, all Restricted Stock and Restricted Stock Units theretofore granted to the Participant that are not vested on the termination date shall terminate immediately and have no legal effect.

Notwithstanding the preceding provisions of this Section 7, in the event of termination of Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by Consultants or Directors of the Company or any of its Affiliates for Cause, all unvested Restricted Stock Awards and unvested (or vested and not settled) Restricted Stock Unit Awards granted to the Participant will be immediately forfeited on the date of such termination, unless otherwise determined by the Committee.

With respect to each Restricted Stock Unit, the Committee may grant a dividend equivalent unit to any Participant upon such terms and conditions as it may establish. Each dividend equivalent unit will entitle the Participant, at the time of the settlement of the Award, to an additional payment equal to the dividends the Participant would have received if the Participant had been the actual record owner of the underlying Common Stock on each dividend record date prior to settlement. The dividend equivalent unit may be settled in cash, additional shares of Common Stock or a combination thereof.

8. Covenants of the Company.

(a) Availability of Shares. During the terms of Awards hereunder, the Company shall keep available at all times the number of authorized shares of Common Stock required to satisfy such Awards.

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(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of Awards; provided, however, that this undertaking shall not require the Company to register under the Plan any Award or any Common Stock issued or issuable pursuant to any such Award under the Securities Act. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

9. Use of Proceeds from Stock.

Proceeds from the sale of Common Stock pursuant to Awards shall constitute general funds of the Company.

10. Miscellaneous.

(a) Acceleration of Exercisability and Vesting. Subject to applicable law, the Committee in its sole discretion shall have the power to accelerate the time at which an Award may first be exercised or the time during which a Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Option Award or Restricted Stock Unit Award unless and until such Participant has satisfied all requirements for exercise of the Option Award pursuant to its terms or the Restricted Stock Unit Award has settled in shares of Common Stock, as applicable.

(c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the By-Laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Option holder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Non statutory Stock Options.

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(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award: (i) to give assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising or acquiring the Award; and (ii) to give assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock. (If shares of Common Stock are held in book entry form, statements evidencing those shares shall include a similar legend.)

(f) Withholding Obligations. The Company or any Subsidiary or Affiliate may take such action as it may deem necessary or appropriate, in its discretion, for the purpose of or in connection with withholding of any taxes that the Company or Affiliate is required by any applicable law to withhold in connection with any Awards (collectively, “Withholding Obligations”). Such actions may include, without limitation: (i) requiring a Participant to remit to the Company in cash an amount sufficient to satisfy such Withholding Obligations; (ii) subject to applicable law, allowing the Participant to provide shares of Common Stock to the Company, in an amount that at such time, reflects a value that the Committee determines to be sufficient to satisfy such Withholding Obligations; (iii) withholding shares of Common Stock otherwise issuable upon the exercise of an Award at a value that is determined by the Committee to be sufficient to satisfy such Withholding Obligations; or (iv) any combination of the foregoing. The Company shall not be obligated to allow the exercise of any Award by or on behalf of a Participant until all tax consequences arising from the exercise of such Award are resolved in a manner acceptable to the Company.

(g) Compliance with Section 409A of the Code. It is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. The Committee shall interpret and apply the Plan to that end, and shall not give effect to any provision therein in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A of the Code.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation, or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that Section.

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(h) Rounding Conventions. The Committee may, in its sole discretion and taking into account any requirements of the Code, including without limitations Sections 422 through 424 and 409A of the Code, determine the effect of vesting, stock dividends and any other adjustments on shares and any cash amount payable hereunder, and may provide that no fractional shares will be issued (rounding up or down as determined by the Committee) and that cash amounts be rounded down to the nearest whole cent.

(i) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Committee, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of the shares have been satisfied, including any applicable securities laws and regulations and any applicable rules and regulations of a national exchange or other recognized securities quotation system (such as the OTC Bulletin Board/OTCQB Market), on which the Common Stock is listed or admitted to trading and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules, or regulations.

(j) Authorization of Sub Plans. The Committee may from time to time establish one (1) or more Sub Plans under the Plan for purposes of satisfying applicable securities, tax, or other laws of various jurisdictions. The Committee shall establish such Sub Plans by adopting supplements to the Plan containing (i) any limitations on the Committee’s sole discretion under the Plan as the Committee deems necessary or desirable or (ii) any additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable. All supplements adopted by the Committee shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not the subject of such supplement.

11. Adjustment upon Changes in Stock.

(a) Capitalization Adjustments. If any change is made in the Common Stock generally or the Common Stock subject to the Plan, or the Common Stock subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan and the share counting rules pursuant to Section 4(a), the class(es), the number of securities and price per share of Common Stock subject to such outstanding Awards and the share and per-share related provisions and the purchase or exercise price, if any, of each outstanding Award (or substituted Award, if applicable). The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

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If while Awards remain outstanding under the Plan the Company merges or consolidates with a wholly-owned subsidiary for the purpose of reincorporating itself under the laws of another jurisdiction or for any other reason, the Participants will be entitled to acquire shares of Common Stock of the surviving company upon the same terms and conditions as were in effect immediately prior to such merger or consolidation (unless such merger or consolidation involves a change in the number of shares or the capitalization of the Company, in which case proportional adjustments shall be made as provided above) and the Plan, unless otherwise rescinded by the Board, will remain the Plan of the surviving company.

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then the Company shall immediately notify Participants who hold outstanding Awards of such dissolution or liquidation. The Committee may provide a Participant thirty (30) days to exercise all or a portion of any outstanding vested Options held by him or her at that time, and upon the expiration of such thirty (30) day period, all remaining outstanding Options shall terminate immediately. Alternatively, the Committee may provide that all or any portion of any vested Option shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings). Except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, in the case of a dissolution or liquidation of the Company all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied and all Restricted Stock Units shall automatically vest and settle.

(c) Change in Control.

(i)             In the event of a Change in Control, then, without the consent or action required of any holder of an Option (in such holder’s capacity as such):

(A)            Any surviving corporation or acquiring corporation or any parent or affiliate thereof, as determined by the Committee in its discretion, shall assume or continue any Options outstanding under the Plan in all or in part or shall substitute to similar stock awards in all or in part, in accordance with the requirements of Section 409A of the Code (or, in the case of Incentive Stock Options, Section 424 of the Code); or

(B)            In the event any surviving corporation or acquiring corporation does not assume or continue any Awards or substitute to similar awards for those outstanding under the Plan then: (I) all unvested Options shall expire and (II) vested Options shall terminate if not exercised at or prior to such Change in Control; or

(C)            The Committee may, in its sole discretion, accelerate the vesting, partially or in full, in the sole discretion of the Committee and on a case-by-case basis of one (1) or more Options as the Committee may determine to be appropriate prior to such events; or

(D)            In the event of a Change in Control under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Change in Control (the “Acquisition Price”), Participants shall be provided a cash payment with respect to each vested Option held by a Participant equal to (I) the number of shares of Common Stock subject to the vested Option (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Change in Control multiplied by (II) the excess, if any, of (1) the Acquisition Price over (2) the exercise price of the Award and any applicable tax withholdings, in exchange for the termination of such Awards.

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(ii)            Upon the occurrence of a Change in Control, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the successor determines otherwise, apply to the cash, securities, or other property that the Common Stock was converted into or exchanged for pursuant to such Change in Control in the same manner and to the same extent as they applied to the Restricted Stock; provided, however, that the Committee may provide for termination or deemed satisfaction of repurchase or other rights under the Award Agreement evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment.

(iii)           Upon the occurrence of a Change in Control, any surviving corporation or acquiring corporation or any parent or affiliate thereof, as determined by the Committee in its discretion, shall assume or continue any unsettled Restricted Stock Units outstanding under the Plan or, in the event any surviving corporation or acquiring corporation does not assume or continue any Restricted Stock Unit Awards for those outstanding under the Plan then: all unvested Restricted Stock Units shall expire and vested Restricted Stock Units shall settle immediately prior to such Change in Control if the Change in Control is a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5); provided, however, that the Committee may, in its sole discretion, accelerate the vesting, partially or in full, in the sole discretion of the Committee and on a case-by-case basis of one (1) or more Restricted Stock Units as the Committee may determine to be appropriate prior to such events.

(iv)           Notwithstanding the above, in case of Change in Control and in the event all or substantially all of the shares of the Company are to be exchanged for securities of another Company, then each holder of an Award shall be obliged to sell or exchange, as the case may be, any shares such holder hold or purchased under the Plan, in accordance with the instructions issued by the Board, whose determination shall be final.

(v)            Notwithstanding the above, the Committee may, in its sole discretion, decide other terms regarding the treatment of the outstanding Awards in case of Change in Control.

(d) Each holder of an Award acknowledges that in the event that the Company’s shares shall be listed, quoted, or registered for trading in any public market, the rights of such holder to sell the shares may be subject to certain limitations (including a lock-up period), as may be requested by the Company or its underwriters, and the holder of such Award unconditionally agrees and accepts any such limitations.

12. Shares Subject to Right of First Refusal.

(a) Notwithstanding anything to the contrary in the Certificate of Incorporation and the By-Laws of the Company, none of the Participants shall have a right of first refusal or preemptive right in relation with any sale of shares in the Company.

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(b) Sale of shares of Common Stock by the Participant shall be subject to the right of first refusal of other shareholders as set forth in the Certificate of Incorporation and/or the By-Laws of the Company.

(c) The Committee may refuse to approve the transfer of shares of Common Stock to any competitor of the Company or to any other person or entity the Committee determines, in its discretion, may be detrimental to the Company.

13. Amendment of the Plan and Awards.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code or any other applicable laws, rules and regulations.

(b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents.

(e) Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one (1) or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing (such consent to not be unreasonably withheld or delayed).

14. Termination or Suspension of the Plan.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date this amended and restated Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the consent of the Participant.

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15. Tax Consequences.

(a) Any tax consequences arising from the grant, exercise, or settlement of any Award, from the payment for Common Stock covered thereby or from any other event or act (of the Company and/or its Affiliates, or the Participant) hereunder shall be borne solely by the Participant. The Company and/or its Affiliates shall withhold taxes according to the requirements under the applicable laws, rules and regulations, including withholding taxes at the source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

(b) The Company shall not be required to release any share certificate to (or reflect ownership of shares in a book entry system for) a Participant until all required payments have been fully made.

16. Notice To Company of Disqualifying Disposition.

Without derogating from all of the above, each Participant who receives an Incentive Stock Option must agree to notify the Company immediately after the Participant makes a Disqualifying Disposition of any Common Stock acquired upon the exercise of an Incentive Stock Option. A “Disqualifying Disposition” is any disposition (including any sale) of such Common Stock before the later of (a) two (2) years after the date the Employee was granted the Incentive Stock Option or (b) one (1) year after the date the Participant acquired Common Stock by exercising the Incentive Stock Option. If the Participant has died before such Common Stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

17. Effective Date of Plan.

The amended and restated Plan shall take effect upon its adoption by the Board (the “Effective Date”), except that solely with respect to grants of Incentive Stock Options this amended and restated Plan shall also be subject to approval within one (1) year of the Effective Date, by a majority of the votes cast on the proposal at a meeting or a written consent of shareholders. Failure to obtain approval by the shareholders shall not in any way derogate from the valid and binding effect of any grant of an Award that is not an Incentive Stock Option. Upon approval of this amended and restated Plan by the shareholders of the Company as set forth above, all Incentive Stock Options granted under the Plan on or after the Effective Date shall be fully effective as if the shareholders of the Company had approved the amended and restated Plan on the Effective Date. Notwithstanding the foregoing, in the event that approval of the Plan by the shareholders of the Company is required under applicable law, in connection with the application of certain tax treatment or pursuant to applicable stock exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the applicable law.

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18. Choice of Law.

(a) Choice of Law. This Plan, all Awards and all documents evidencing awards and all other related documents will be governed by, and construed in accordance with, the laws of the State of Delaware; provided, that, the tax treatment and the tax rules and regulations applying to a grant in any specific jurisdiction shall be the local tax laws of such jurisdiction in addition to the Federal income tax laws of the United States.

(b) Israeli Participants. Any grant of an Award to an Israeli Employee or to an Israeli Non-Employee (as each of such terms is defined in the Sub Plan applicable to Israeli Participants) shall be made in accordance with and pursuant to the provisions of this Plan and the Sub Plan applicable to Israeli Participants.

(c) Severability. If it is determined that any provision of this Plan or an Award Agreement is invalid and unenforceable, the remaining provisions of this Plan and/or the Award Agreement, as applicable, will continue in effect.

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Annex B

REVERSE STOCK SPLIT CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF DARIOHEALTH CORP.

The undersigned, for the purposes of amending the Certificate of Incorporation of DarioHealth Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted, in accordance with Section 141(f) of the DCGL by unanimous written consent of the Board on      , 2025, a resolution proposing and declaring advisable the following amendment to restate Article FOURTH, Section 2 of the Certificate of Incorporation of said Corporation:

“Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise required by law or this Certificate of Incorporation of the Corporation, each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder with respect to all matters on which holders of Common Stock are entitled to vote. Subject to the Delaware General Corporation Law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion shall determine. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. Upon the effectiveness of the amendment to the certificate of incorporation containing this sentence (the “Split Effective Time”), each share of the Common Stock issued and outstanding immediately prior to the date and time of the filing hereof with the Secretary of State of Delaware shall be automatically changed and reclassified into a smaller number of shares such that each [          ] shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive a full share of Common Stock upon the surrender of such stockholders' old stock certificate. No stockholders will receive cash in lieu of fractional shares.

SECOND: The holders of a majority of the issued and outstanding voting stock of the Corporation have voted in favor of said amendment at an annual meeting of said Corporation’s stockholders duly called and held upon notice in accordance with Section 222 of the DGCL.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH: The aforesaid amendment shall be effective as of :00 A.M. Eastern Time on , 2025.

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this the day of , 2025.

By: Chen Franco-Yehuda

Title: Chief Financial Officer, Secretary and Treasurer

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Annex B

INCREASE IN AUTHORIZED SHARES CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF DARIOHEALTH CORP.

The undersigned, for the purposes of amending the Certificate of Incorporation of DarioHealth Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted, in accordance with Section 141(f) of the DCGL by unanimous written consent of the Board on         , 2025, a resolution proposing and declaring advisable the following amendment to restate Article FOURTH, Section 1 of the Certificate of Incorporation of said Corporation:

1. Classes of Stock. The Corporation is authorized to issue two classes of shares of capital stock to be designated, respectively, common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is four hundred million (400,000,000), par value $0.0001 per share, and the number of shares of Preferred Stock authorized to be issued is five million (5,000,000), par value $0.0001 per share; the total number of shares which the Corporation is authorized to issue is one hundred sixty five million (400,000,000).

SECOND: The holders of a majority of the issued and outstanding voting stock of the Corporation have voted in favor of said amendment at an annual meeting of said Corporation’s stockholders duly called and held upon notice in accordance with Section 222 of the DGCL.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH: The aforesaid amendment shall be effective as of :00 A.M. Eastern Time on , 2025.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this day of , 2025.

By: Chen Franco-Yehuda

Title: Chief Financial Officer, Secretary and Treasurer

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS, EREZ RAPHAEL AND CHEN FRANCO-YEHUDA, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL THE SHARES OF COMMON STOCK OF DARIOHEALTH CORP. HELD OF RECORD BY THE UNDERSIGNED ON MAY 29, 2025, AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 23, 2025 AT 4:00 P.M. LOCAL TIME AT OUR ISRAELI OFFICE, LOCATED AT 5 Tarshish STREET, 2nd FLOOR, CAESAREA INDUSTRIAL PARK, 3088900, ISRAEL, OR ANY ADJOURNMENT THEREOF.

1.	Election of Hila Karah, Dennis Matheis, Dennis M. McGrath, Erez Raphael, Lawrence Leisure, Yoav Shaked and Adam K. Stern to hold office until the 2026 Annual Meeting of Stockholders or their successors are elected and qualified or until their earlier resignation or removal.

Hila Karah

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dennis Matheis

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dennis M. McGrath

☐ FOR	☐ AGAINST	☐ ABSTAIN

Erez Raphael

☐ FOR	☐ AGAINST	☐ ABSTAIN

Yoav Shaked

☐ FOR	☐ AGAINST	☐ ABSTAIN

Lawrence Leisure

☐ FOR	☐ AGAINST	☐ ABSTAIN

Adam K. Stern

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To ratify the appointment by the Audit Committee of the Company’s Board of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To consider and vote to amend the Company’s 2020 Equity Compensation Plan, as amended.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To authorize the Board to amend the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding shares of common stock, $0.0001 par value per share (the “Common Stock”), at a ratio of not less than one (1) to two (2) and not greater than one (1) to twenty five (25), to be implemented no later than September 15, 2025, as determined by the Board in its sole discretion;

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	To approve an amendment to the Articles of Incorporation of the Company to increase the number of authorized Common Stock from one hundred sixty million (160,000,000) shares, $0.0001 par value per share, to four hundred million (400,000,000) shares, $0.0001 par value per share; and

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, upon the transaction of any other matters which may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s). If this card contains no specific voting instructions, the shares will be voted FOR each of the proposals described on this card.

Signature of Stockholder(s)

Date

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

VOTE BY INTERNET — if a registered holder by visiting www.vstocktransfer.com/proxy; if a beneficial holder by visiting www.proxyvote.com.

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.